The information contained in this Exhibit 99.1 has been updated to reflect the retrospective impact of adoption of Accounting Standards Update No. 2017-07 (“ASU 2017-07”), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which amends ASC 715, Compensation – Retirement Benefits.  The adoption of ASU 2017-07 is further discussed in Note 1 of the Notes to Consolidated Financial Statements in Part II, Item 8. Financial Statements and Supplementary Data.

Within this Exhibit 99.1, the following sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”) have been updated:

1)	the Executive Overview, Results of Operations, and Critical Accounting Policies sections in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and
1)	the Consolidated Statements of Income and Notes 1, 2, 3, 8, 9, 10, 14, 17 and 18 of the Notes to Consolidated Financial Statements in Part II, Item 8. Financial Statements and Supplementary Data.

The updated sections of the 2017 Form 10-K included in this Exhibit 99.1 have not been updated for any other changes since February 23, 2018, the date the Company filed the 2017 Form 10-K with the Securities and Exchange Commission (the “SEC”). For developments since the filing of the 2017 Form 10-K, refer to our other reports filed with the SEC through the date of this Current Report on Form 8-K, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following commentary should be read in conjunction with the consolidated financial statements and accompanying notes.

EXECUTIVE OVERVIEW

Description of the Company and Business Segments

Baxter International Inc., through its subsidiaries, provides a broad portfolio of essential healthcare products across its portfolio, including acute and chronic dialysis therapies; sterile IV solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products. The company’s global footprint and critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and by patients at home under physician supervision.

Separation of Baxalta Incorporated

On July 1, 2015, Baxter completed the distribution of approximately 80.5% of the outstanding common stock of its biopharmaceuticals business, Baxalta Incorporated (Baxalta), to Baxter stockholders (the Distribution). As a result of the separation, the operating results of Baxalta have been reflected as discontinued operations for the years ended December 31, 2017, 2016, and 2015. Refer to Note 2 in Item 8 for additional information regarding the separation of Baxalta. Unless otherwise stated, financial results herein reflect continuing operations.

Acquisition of Claris Injectables Limited

On July 27, 2017, Baxter acquired 100 percent of Claris Injectables Limited (Claris), a wholly owned subsidiary of Claris Lifesciences Limited, for total cash consideration of approximately $629 million, net of cash acquired. Through the acquisition, Baxter added capabilities in production of essential generic injectable medicines, such as anesthesia and analgesics, renal, anti-infectives and critical care in a variety of presentations including bags, vials and ampoules. Refer to Note 5 in Item 8 for additional information regarding the acquisition of Claris.

Pending Acquisition of Recothrom and Preveleak

In January 2018, Baxter agreed to acquire two hemostat and sealant products from Mallinckrodt plc: RECOTHROM Thrombin topical

(Recombinant), the first and only stand-alone recombinant thrombin, and PREVELEAK Surgical Sealant, which is used in vascular reconstruction. The purchase price includes an upfront payment of approximately $153 million and potential contingent payments in the future. The transaction is expected to close in the first half of 2018, subject to the satisfaction of regulatory approvals and other closing conditions.  Total sales of both products approximated $56 million during the twelve months ended September 29, 2017.

Segments

In 2017, Baxter announced a change in its commercial structure to improve performance, optimize costs, increase speed in the decision-making process and drive improved accountability across the company. As a result, the company now reports its financial performance based on its new segments: Americas (North and South America), EMEA (Europe, Middle East and Africa) and APAC (Asia-Pacific).

For financial information about Baxter’s segments, see Note 17 in Item 8 of this Annual Report on Form 10-K.

Baxter had approximately 47,000 employees and conducted business in over 100 countries as of December 31, 2017. In 2017, the company generated approximately 60% of its revenues outside the United States.  The company maintained approximately 50 manufacturing facilities and over 100 distribution facilities in the United States, Europe, Asia-Pacific, Latin America and Canada as of December 31, 2017.

Financial Results

Baxter’s global net sales totaled $10.6 billion in 2017, an increase of 4% over 2016 on a reported and constant currency basis. International sales totaled $6.1 billion in 2017, an increase of 2% compared to 2016 on a reported and constant currency basis. Sales in the United States totaled $4.5 billion in 2017, an increase of 6% compared to 2016.

Baxter’s income from continuing operations for 2017 totaled $724 million or $1.30 per diluted share, compared to $4,966 million, or $9.01 per diluted share, in the prior year. Income from continuing operations in 2017 included special items which resulted in a net decrease to income from continuing operations of $652 million, or $1.18 per diluted share. Income from continuing operations in 2016 included special items which resulted in a net increase to income from continuing operations of $3.9 billion, or $7.05 per diluted share. The company’s special items are discussed further in the Results of Operations section below.

Baxter’s financial results included R&D expenses totaling $613 million in 2017, which reflects the company’s focus on balancing increased investments to support the company’s new product pipeline with efforts to optimize overall R&D spending through continuous evaluation of the portfolio.

The company’s financial position remains strong, with operating cash flows from continuing operations totaling $1.9 billion in 2017. The company has continued to execute on its disciplined capital allocation framework, which is designed to optimize stockholder value creation through reinvestment in the businesses, dividends and share repurchases, as well as acquisitions and other business development initiatives as discussed in the Strategic Objectives section below.

Capital investments totaled $634 million in 2017 as the company continues to invest across its businesses to support future growth, including additional investments in support of new and existing product capacity expansions. The company’s investments in capital expenditures in 2017 were focused on projects that improve production efficiency and enhance manufacturing capabilities to support its strategy of geographic expansion with select investments in growing markets.

The company also continued to return value to its stockholders in the form of dividends. During 2017, the company paid cash dividends to its shareholders totaling $315 million. Additionally, in 2017 the company repurchased 9.2 million shares through cash repurchases pursuant to Rule 10b5-1 repurchase plans and otherwise.

Strategic Objectives

Baxter continues to focus on several key objectives to successfully execute its long-term strategy to achieve sustainable growth and deliver enhanced stockholder value. Baxter’s diversified and broad portfolio of medical products that treat life-threatening acute or chronic conditions and its global presence are core components of the company’s strategy to achieve these objectives. The company is focused on three strategic factors as part of its pursuit of industry leading performance: optimizing its core portfolio globally; operational excellence focused on streamlining the cost structure and enhancing operational efficiency; and following a disciplined and balanced approach to capital allocation.

Optimizing the Core Portfolio Globally

Baxter has categorized its product portfolio into four strategic business groupings.  Those groupings include core growth, core return on capital, maintain or manage differently and strategic bets.  Within the core growth grouping, Baxter looks to invest for long-term, higher margin growth.  Baxter looks to optimize its return on investment and to maintain or enhance its market position with its core return on capital products.  Maintain or manage differently products are those for which Baxter looks to sustain or reposition its underlying investment.  Finally, the strategic bet grouping includes products for which Baxter is evaluating its market position and investment strategy.  These products cover mature and emerging markets.  Baxter continues to evaluate each product category’s placement in light of shifting market dynamics and company priorities and may reassign a product category into a different business grouping from time to time.

As part of this portfolio review, Baxter seeks to optimize its position in product areas where the company has a stable, profitable business model, identify and alter investments in products that have reached the end of their life cycles or with respect to which market positions have evolved unfavorably. In the course of doing so, Baxter expects to continue to reallocate capital to more promising opportunities or business groupings, as described above.

As part of this strategy, Baxter is shifting its investments to drive innovation where it has compelling opportunities to serve patients and healthcare professionals while advancing the business and will accelerate the pace in bringing these advances to market. Baxter is in the midst of launching more than 200 new products, geographic expansions and line extensions by 2020 including in such areas as chronic and acute renal care; smart pump technology; hospital pharmaceuticals and nutritionals; surgical sealants, and more. These comprise a mix of entirely new offerings, marked improvements on existing technologies, and the expansion of current products into new geographies.

Operational Excellence

As part of its pursuit of improved margin performance, Baxter is working to optimize its cost structure and as such is critically assessing optimal support levels in light of the company’s ongoing portfolio optimization efforts.

The company intends to continue to actively manage its cost structure to help ensure it is committing resources to the highest value uses. Such high value activities include supporting innovation, building out the portfolio, expanding patient access and accelerating growth for the company’s stockholders.

Baxter has undertaken a comprehensive review of all aspects of its operations and has already begun to implement changes in line with its business goals.

Maintaining Disciplined and Balanced Capital Allocation

Baxter’s capital allocation strategies include the following:

•	reinvest in the business, by funding opportunities that are positioned to deliver sustainable growth, support the company’s innovation efforts and improve margin performance;
•	return capital to stockholders through stock dividends, to meaningfully increase with earnings growth;
•	share repurchases; and
•	identify and pursue accretive M&A opportunities that generate returns above targeted thresholds.

Responsible Corporate Citizen

The company strives for continued growth and profitability, while furthering its focus on acting as a responsible corporate citizen. At Baxter, sustainability means creating lasting social, environmental and economic value by addressing the needs of the company’s wide-ranging stakeholder base. Baxter’s comprehensive sustainability program is focused on areas where the company is uniquely positioned to make a positive impact. Priorities include providing employees a safe, healthy and inclusive workplace, fostering a culture that drives integrity, strengthening access to healthcare, enhancing math and science education, and driving environmental performance across the product life cycle including development, manufacturing and transport. Baxter and the Baxter International Foundation provide financial support and product donations in support of critical needs, from assisting underserved communities to providing emergency relief for countries experiencing natural disasters.

Throughout 2017 the company continued to implement a range of water conservation strategies and facility-based energy saving initiatives. In the area of product stewardship and life cycle management, Baxter is pursuing efforts such as sustainable design and reduced packaging. Baxter is also responding to the challenges of climate change through innovative greenhouse gas emissions-reduction programs, such as shifting to less carbon-intensive energy sources in manufacturing and transport. Additionally, the company developed new long-term goals to drive continued environmental stewardship while creating healthier, more sustainable communities where Baxter employees work and live.

Risk Factors

The company’s ability to sustain long-term growth and successfully execute the strategies discussed above depends in part on the company’s ability to manage within an increasingly competitive and regulated environment and to address the other risk factors described in Item 1A of this Annual Report on Form 10-K.

RESULTS OF OPERATIONS

Special Items

The following table provides a summary of the company’s special items and the related impact by line item on the company’s results of continuing operations for 2017, 2016 and 2015.

years ended December 31 (in millions)	2017	2016	2015
Gross Margin
Intangible asset amortization expense	$(154)	$(163)	$(158)
Business optimization items[1]	(53)	(156)	(38)
Intangible asset impairment[2]	—	(51)	—
Separation-related costs[3]	(1)	(1)	—
Product-related items[4]	(17)	18	28
Claris acquisition and integration expenses¹⁰	(8)	—	—
Hurricane Maria costs¹¹	(32)	—	—
Total Special Items	$(265)	$(353)	$(168)
Impact on Gross Margin Ratio	(2.5 pts)	(3.5 pts)	(1.7 pts)
Marketing and Administrative Expenses
Business optimization items[1]	$116	$173	$152
Separation-related costs[3]	18	53	110
Claris acquisition and integration expenses¹⁰	20	—	—
Historical reserve adjustments¹²	(12)	—	—
Litigation and contractual disputes¹⁴	21	—	—
Total Special Items	$163	$226	$262
Impact on Marketing and Administrative Expense Ratio	1.5 pts	2.2 pts	2.6 pts
Research and Development Expenses
Business optimization items[1]	$—	$80	$13
Separation-related costs[3]	—	—	1
Total Special Items	$—	$80	$14
Other (Income) Expense, Net
Business optimization items[1]	$—	$—	$(3)
Net realized gains on Retained Shares transactions⁵	—	(4,391)	—
Loss on debt extinguishment⁶	—	149	130
Reserve items and adjustments⁷	—	—	(52)
Business development items⁸	—	—	(20)
Tax matter⁹	—	9	—
Venezuela deconsolidation¹³	33	—	—
Total Special Items	$33	$(4,233)	$55
Income Tax Expense
Impact of special items⁹	$191	$(314)	$(137)
Total Special Items	$191	$(314)	$(137)
Impact on Effective Tax Rate	22.5 pts	(22.1 pts)	(10.4 pts)

Intangible asset amortization expense is identified as a special item to facilitate an evaluation of current and past operating performance and is similar to how management internally assesses performance. Additional special items are identified above because they are highly variable, difficult to predict and of a size that may substantially impact the company’s reported operations for a period. Management believes that providing the separate impact of the above items on the company’s results in accordance with generally accepted accounting principles (GAAP) in the United States may provide a more complete understanding of the company’s operations and can facilitate a fuller analysis of the company’s results of operations, particularly in evaluating performance from one period to another. This information should be considered in addition to, and not as a substitute for, information prepared in accordance with GAAP.

[1]

In 2017, 2016 and 2015, the company’s results were impacted by costs associated with the company’s execution of certain strategies to optimize its organization and cost structure on a global basis. These actions included streamlining the company’s international operations, rationalizing its manufacturing facilities, reducing its general and administrative infrastructure, re-aligning certain R&D activities and cancelling certain R&D programs. The company recorded net business optimization charges of $169 million, $409 million and $203 million in 2017, 2016 and 2015, respectively. The company’s results in 2017 included a net charge of $70 million related to restructuring activities, $89 million of costs to implement business optimization programs which primarily included external consulting and project employee costs and $10 million of accelerated depreciation associated with facilities to be closed. The $70 million of restructuring charges included net $59 million of employee termination costs, $6 million of asset impairment charges related to facility closure costs and $5 million of other exit costs. The company’s results in 2016 included a net charge of $285 million related to restructuring activities, $65 million of costs to implement business optimization programs which primarily included external consulting and project employee costs, $33 million of accelerated depreciation associated with facilities to be closed, and $26 million of Gambro integration costs. The $285 million of restructuring charges included net $180 million of employee termination costs, $54 million of costs related to the discontinuance of the VIVIA home hemodialysis development program, $47 million of asset impairment charges related to acquired in-process R&D and facility closure costs and $4 million of other exit costs. The company’s results in 2015 included a net charge of $130 million related to restructuring activities and $73 million of Gambro integration costs. The $130 million of net restructuring charges included net $83 million of employee termination costs, a $20 million intangible asset impairment and $27 million of other asset impairments and other exit costs. Refer to Note 7 in Item 8 for further information regarding these charges and related reserves.

[2]	The company’s results in 2016 included a $51 million asset impairment primarily related to developed technology.

[3]	The company’s results in 2017, 2016 and 2015 included costs related to the Baxalta separation of $19 million, $54 million and $111 million, respectively.

[4]

The company’s results in 2017 included a net charge of $17 million related to SIGMA SPECTRUM infusion pump inspection and remediation activities and other historical product reserves.  The company’s results in 2016 and 2015 included a net benefit of $18 million and $28 million, respectively, primarily related to adjustments to the COLLEAGUE and SIGMA SPECTRUM infusion pump reserves. Refer to Note 7 in Item 8 for further information regarding these charges and related reserves.

[5]

The company’s results in 2016 included net realized gains of $4.4 billion related to the debt-for-equity exchanges of the company’s retained shares in Baxalta for certain indebtedness, the exchange of retained shares in Baxalta for Baxter shares and the contribution of retained shares in Baxalta to Baxter’s U.S. pension fund.

[6]

The company’s results in 2016 included a net debt extinguishment loss totaling $149 million related to the March 2016 debt-for-equity exchange for certain company indebtedness and certain debt redemptions. The company’s results in 2015 included a loss of $130 million related to its July 2015 tender offer for certain of its outstanding indebtedness. Refer to Note 8 in Item 8 for additional information.

[7]	The company’s results in 2015 included income of $52 million related to a litigation settlement in which Baxter was the beneficiary.

[8]

The company’s results in 2015 included a benefit of $20 million relating to the reversal of contingent consideration milestone liabilities. Refer to Note 5 in Item 8 for further information regarding the company’s acquisitions and other arrangements.

[9]

Reflected in this item is the tax impact of the special items identified in this table as well as a net tax charge of $322 million related to the estimated impact of tax reform on the company’s tax related assets and liabilities.  The company’s results in 2016 included a net after-tax benefit of $10 million related to the settlement of an income tax matter in the company’s non-wholly owned joint venture in Turkey. This amount was comprised of $19 million included in income tax expense offset by $9 million in non-controlling interest recorded in other income, net.

[10]	The company’s results in 2017 include acquisition and integration costs of $28 million related to the company’s acquisition of Claris.

[11]

The company’s results in 2017 included a charge of $32 million related to the impact of Hurricane Maria on the company’s operations in Puerto Rico.  The costs primarily include inventory and fixed asset impairments as well as idle facility costs.

[12]	The company's results in 2017 included a benefit of $12 million related to an adjustment to the company's historical rebates and discounts reserve.

[13]	The company’s results in 2017 included a charge of $33 million related to the deconsolidation of its Venezuelan operations.

[14]

The company’s results in 2017 included charges of $21 million related to litigation and contractual disputes for businesses or arrangements in which the company is no longer engaged or a party thereto.

Net Sales

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2017	2016	2015	2017	2016	2017	2016
United States	$4,510	$4,259	$4,001	6%	6%	6%	6%
International	6,051	5,904	5,967	2%	(1)%	2%	3%
Total net sales	$10,561	$10,163	$9,968	4%	2%	4%	4%

Net sales for the year ended December 31, 2017 increased 4% at actual and constant currency rates. Net sales for the year ended December 31, 2016 increased 2% at actual currency rates and 4% on a constant currency basis.

Changes in foreign currency exchange rates had no net impact on net sales during 2017 compared to the prior year. Foreign currency exchange rates unfavorably impacted net sales by two percentage points during 2016 compared to 2015 principally due to the strengthening of the U.S. dollar relative to the British Pound, Mexican Peso, Colombian Peso and the Chinese Yuan, as well as other currencies, partially offset by the weakening of the U.S. dollar relative to the Japanese Yen.

The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year’s foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and the current period. The company believes that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the GAAP measure of change in net sales at actual currency rates, may provide a more complete understanding of the company’s operations and can facilitate a fuller analysis of the company’s results of operations, particularly in evaluating performance from one period to another.

During 2016, the company made a strategic decision to exit select products in certain markets including Venezuela, India and Turkey.  Overall, these items had a negative impact to the company’s net sales growth rate of one percentage point during 2017.  In addition, the impact of generic competition for U.S. cyclophosphamide had a negative impact on net sales of $25 million in 2017 compared to 2016.  The company expects net sales of U.S. cyclophosphamide to decrease by approximately $90 million in 2018 due to the entrance of additional competitors.

On July 27, 2017, the company completed the acquisition of Claris, a wholly owned subsidiary of Claris Lifesciences Limited, for total cash consideration of $629 million, net of cash acquired. In 2017, consolidated results include $57 million of net sales related to the Claris acquisition.

In September 2017, the company’s three Puerto Rico manufacturing facilities sustained minimal structural damage from the impact of Hurricane Maria.  Notwithstanding intermittent and continuing challenges with local infrastructure, limited production activities resumed soon thereafter and the company is currently back to pre-hurricane production levels at these facilities.  Given the disruptions to the company’s manufacturing facilities as a result of the storm, the company’s net sales in the fourth quarter of 2017 were negatively impacted by approximately $70 million.  The company currently expects these disruptions to negatively impact net sales in the first quarter of 2018 by approximately $25 million.

Global Business Unit Net Sales Reporting

The company’s global business units (GBUs) reflect the reorganization of the company’s business consistent with its new strategic framework.  These groupings replace the company’s former franchises and include the following:

•	Renal Care includes sales of the company’s peritoneal dialysis (PD) and hemodialysis (HD) and additional dialysis therapies and services.
•	Acute Therapies includes sales of the company’s continual renal replacement therapies (CRRT) and other organ support therapies focused in the intensive care unit (ICU).
•	Medication Delivery includes sales of the company’s IV therapies, infusion pumps, administration sets and drug reconstitution devices.

•	Pharmaceuticals includes sales of the company’s premixed and oncology drug platforms, inhaled anesthesia and critical care products and pharmacy compounding services.
•	Nutrition includes sales of the company’s parenteral nutrition (PN) therapies.
•	Advanced Surgery includes sales of the company’s biological products and medical devices used in surgical procedures for hemostasis, tissue sealing and adhesion prevention.
•	Other includes sales primarily from the company’s pharmaceutical partnering business.

The following is a summary of net sales by GBU.

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2017	2016	2015	2017	2016	2017	2016
Renal Care	$3,480	$3,421	$3,401	2%	1%	2%	4%
Acute Therapies	456	429	385	6%	11%	6%	14%
Medication Delivery	2,698	2,596	2,375	4%	9%	4%	11%
Pharmaceuticals	1,883	1,722	1,801	9%	(4)%	9%	(2)%
Nutrition	882	858	857	3%	0%	2%	2%
Advanced Surgery	707	690	693	2%	0%	2%	1%
Other	455	447	456	2%	(2)%	1%	(2)%
Total Baxter	$10,561	$10,163	$9,968	4%	2%	4%	4%

Renal Care net sales increased 2% and 1% in 2017 and 2016, respectively.  Excluding the impact of foreign currency, net sales increased 2% and 4% in 2017 and 2016, respectively.  The increase in 2017 was driven by continued growth of PD patients and adoption of the company’s new Automated Peritoneal Dialysis Cyclers (APD) AMIA in the U.S. and HomeChoice CLARIA in international markets, partially offset by lower sales of HD products internationally.  Additionally, net sales were negatively impacted in 2017 by approximately $50 million as compared to 2016 due to certain international strategic market exits.  The increase in 2016 was driven by continued global growth of patients, new product launches and improved pricing in the U.S. PD business.

Acute Therapies net sales increased 6% and 11% in 2017 and 2016, respectively.  Excluding the impact of foreign currency, net sales increased 6% and 14%, respectively, driven by higher sales of the company’s CRRT systems to treat acute kidney injuries.

Medication Delivery net sales increased 4% and 9% in 2017 and 2016, respectively.  Excluding the impact of foreign currency, net sales increased 4% and 11%, respectively.  The increase in both years was driven by select pricing and improved volumes for U.S. IV solutions.  This increase was also positively impacted by increased sales of the company’s IV access administrative sets, reflecting the on-going pull through from the company’s growing SPECTRUM infusion pump base.  Net sales were negatively impacted in 2017 by approximately $35 million as compared to 2016 due to certain international strategic market exits.  Additionally, 2017 net sales were negatively impacted by approximately $45 million due to the impact of Hurricane Maria.

Pharmaceuticals net sales increased 9% in 2017 and decreased 4% in 2016.  Excluding the impact of foreign currency, net sales increased 9% in 2017 and decreased 2% in 2016.  The increase in 2017 was a result of increased sales of pre-mixed injectable drugs (as a result of recent product launches), a one-time benefit from a pharmacy compounding early contract settlement, improved pricing for BREVIBLOC, a fast-acting IV beta blocker, and increased sales of TransDerm Scop resulting from temporary supply disruptions.  The acquisition of Claris in 2017 also contributed $57 million of net sales.  The increase was partially offset by a reduction in sales of U.S. cyclophosphamide from $210 million in 2016 to $185 million in 2017 due to the entry of competitors into the market and an approximate $10 million reduction in sales due to the impact of Hurricane Maria.  Additionally, net sales were negatively impacted in 2017 by approximately $10 million as compared to 2016 due to certain international strategic market exits.  The decrease in 2016 was a result of U.S. Department of Defense PROTOPAM orders in 2015 that did not reoccur in 2016 and a reduction in sales of U.S. cyclophosphamide from $270 million in 2015 to $210 million in 2016.

Nutrition net sales increased 3% in 2017 and were flat in 2016.  Excluding the impact of foreign currency, net sales increased 2% in each period driven by improved volumes, new product launches and ongoing geographic expansion for the company’s PN therapies.  Partially offsetting the increase in 2017 was an approximate $15 million reduction in sales due to the impact of Hurricane Maria.

Advanced Surgery net sales increased 2% in 2017 and were flat in 2016.  Excluding the impact of foreign currency, net sales increased 2% and 1% in 2017 and 2016, respectively, primarily driven by improved volumes internationally.  Offsetting performance in both periods were reduced sales of non-core surgical products Actifuse and Peristrips.

Other net sales increased 2% in 2017 and decreased 2% in 2016.  Excluding the impact of foreign currency, net sales increased 1% in 2017 and decreased 2% in 2016.  The increase in 2017 was a result of favorable volumes for products manufactured by Baxter on behalf of its pharmaceutical partners, including the benefit of increasing the safety stock levels of select products.  The decrease in 2016 was driven by lower demand for products manufactured by Baxter on behalf of one of its pharmaceutical partners as that partner transitioned to self-manufacture of products previously manufactured by Baxter.

  Gross Margin and Expense Ratios

				Change
years ended December 31 (as a percent of net sales)	2017	2016	2015	2017	2016
Gross margin	42.3%	40.5%	42.0%	1.8 pts	(1.5 pts)
Marketing and administrative expenses	24.3%	26.8%	30.4%	(2.5 pts)	(3.6 pts)

Gross Margin

The special items identified above had an unfavorable impact of 2.5, 3.5 and 1.7 percentage points on the gross margin ratio in 2017, 2016 and 2015, respectively. Refer to the Special Items section above for additional detail.

Excluding the impact of the special items, the gross margin ratio increased 0.8 percentage points in 2017. The gross margin ratio was impacted by select price increases, favorable manufacturing performance and a benefit from the company’s business transformation initiatives aimed at simplifying the portfolio to drive efficiency and reduce costs, partially offset by the impact of foreign currency.

Excluding the impact of the special items, the gross margin ratio increased 0.3 percentage points in 2016. The gross margin ratio was impacted by a positive sales mix, improved pricing in select areas of the portfolio and favorable manufacturing performance, offset by reduced sales of cyclophosphamide in the United States and foreign exchange.

Marketing and Administrative Expenses

The special items identified above had an unfavorable impact of 1.5, 2.2 and 2.6 percentage points on the marketing and administrative expenses ratio in 2017, 2016 and 2015, respectively. Refer to the Special Items section above for additional detail.

Excluding the impact of the special items, the marketing and administrative expense ratio decreased 1.8 percentage points in 2017 due to the actions taken by the company to restructure its cost position and focus on expense management. These savings were partially offset by decreased benefits to the marketing and administrative expenses ratio from lower transition service income as the agreement with Baxalta for these services continues to wind down.

Excluding the impact of the special items, the marketing and administrative expense ratio decreased 3.2 percentage points in 2016 and was impacted by benefits from the company’s actions taken to restructure its cost position and continued focus on expense management, a reduction to expense under the transition services agreement with Baxalta, and reduced pension expense.

Pension and Other Postemployment Benefit Plan Expense

Expense related to the company’s pension and other postemployment benefit (OPEB) plans increased $9 million in 2017 primarily due to a reduction in the expected return on assets.  Expense related to the company’s pension and OPEB plans decreased $111 million in 2016 primarily due to a change in approach to estimating employer service and interest costs and a $706 million voluntary, non-cash contribution to the U.S. qualified plan using Retained Shares.  The company expects expenses from pension and OPEB plans to decrease in 2018 as a result of the split and freeze of its U.S. pension plans announced in January 2018 coupled with stronger investment returns as a result of additional contributions made in 2017 and better-than expected investment returns realized in 2017.  Refer to Notes 1 and 13 in Item 8 for further information regarding pension and OPEB expenses and a change in income statement presentation for these expenses.

Business Optimization Items

Beginning in the second half of 2015, the company has initiated actions to transform the company’s cost structure and enhance operational efficiency. These efforts include restructuring the organization, optimizing the manufacturing footprint, R&D operations and supply chain network, employing disciplined cost management, and centralizing and streamlining certain support functions. Through December 31, 2017, the company incurred cumulative pre-tax costs of $576 million related to these actions. The costs consisted primarily of employee termination costs, implementation costs, and accelerated depreciation. The company expects to incur additional pretax costs of approximately $240 million and capital expenditures of $50 million related to these initiatives by the end of 2018. These costs will primarily include employee termination costs and implementation costs. These actions in the aggregate are expected to provide future annual pretax savings of approximately $975 million. The savings from these actions will impact cost of sales, marketing and administrative expenses, and R&D expenses. The company estimates that actions taken through December 31,

2017 have resulted in approximately $730 million of savings in 2017. Approximately 90 percent of the expected annual pretax savings are expected to be realized by the end of 2018, with the remainder by the end of 2020.

In addition to the programs above, the company recorded additional net business optimization charges of $125 million in 2016. These charges primarily include employee termination costs, contract termination costs, asset impairments, and Gambro integration costs.  Approximately 40% of these costs were non-cash. The company does not anticipate incurring any additional costs related to these programs in the future. The actions in the aggregate are expected to provide future annual pre-tax savings of approximately $19 million. The savings from these actions will impact cost of sales, marketing and administrative expenses, and R&D expenses.

Refer to Note 7 in Item 8 for additional information regarding the company’s business optimization initiatives.

Research and Development

				Percent change
years ended December 31 (in millions)	2017	2016	2015	2017	2016
Research and development expenses	$613	$646	$587	(5)%	10%
as a percent of net sales	5.8%	6.4%	5.9%	(0.6) pts	0.5 pts

The special items identified above had an unfavorable impact of $80 million and $14 million in 2016 and 2015, respectively.

Excluding the impact of the special items, the research and development expenses ratio increased in 2017 as a result of the company’s increased investment in new product development and geographic expansion.

Excluding the impact of special items, the research and development expenses ratio decreased in 2016 primarily due to the optimization of the infrastructure, the exit of certain programs and the impact of foreign currency.

Net Interest Expense

Net interest expense was $55 million, $66 million and $126 million in 2017, 2016 and 2015, respectively. The decrease in 2017 was principally driven by lower outstanding debt as a result of the first quarter 2016 debt-for-equity exchanges and reduced coupon rates resulting from the third quarter 2016 and second quarter 2017 debt issuances, partially offset by lower capitalized interest compared to 2016.  The decrease in 2016 was principally driven by lower outstanding debt as a result of the first quarter 2016 debt-for-equity exchanges and reduced coupon rates resulting from the third quarter 2016 debt issuance, partially offset by lower capitalized interest compared to 2015. Refer to Note 3 in Item 8 for a summary of the components of net interest expense for 2017, 2016 and 2015.

Other (Income) Expense, Net

Other (income) expense, net was expense of $19 million, income of $4,275 million and expense of $19 million in 2017, 2016 and 2015, respectively. The current year results included $50 million of income related to foreign currency fluctuations principally relating to intercompany receivables, payables and monetary assets denominated in a foreign currency, partially offset by the $33 million loss on the deconsolidation of the company’s Venezuela operations, $8 million of losses related to investment impairments and $33 million of expense related to pension and OPEB plans. The 2016 results included net realized gains of $4.4 billion on the Retained Shares transactions, dividend income of $16 million from the Retained Shares, and $28 million of income related to foreign currency fluctuations principally relating to intercompany receivables, payables and monetary assets denominated in a foreign currency. These income items were partially offset by net debt extinguishment losses of $153 million and expense of $21 million related to pension and OPEB plans. The 2015 results were driven primarily by $52 million of income related to a favorable litigation settlement, $38 million income from the sale of available-for-sale securities, and $113 million of income related to foreign currency fluctuations principally relating to intercompany receivables, payables and monetary assets denominated in a foreign currency, partially offset by a $130 million loss on extinguishment of debt related to the July 2015 debt tender offer and expense of $124 million related to pension and OPEB plans.

Income Taxes

Effective Income Tax Rate

The effective income tax rate for continuing operations was 40.5% in 2017, (0.2%) in 2016 and 8.2% in 2015.   The special items identified above had an unfavorable impact of 22.5 percentage points on the effective income tax rate in 2017 and a favorable impact of 22.1 and 10.4 percentage points in 2016 and 2015, respectively.  Refer to the Special Items section above for additional detail.

The company’s provision for income taxes and its effective rate increased in 2017 compared to 2016 primarily due to special items including the recently enacted Tax Cuts and Jobs Act of 2017 (the 2017 Tax Act), the tax-free net realized gains recognized in 2016 on the Baxalta Retained Shares and resolution of uncertain tax positions related to the company’s former Turkish joint venture in 2016.  In addition, the company’s provision for income taxes and its effective tax rate in 2017 increased due to tax benefits recognized in 2016 from partially settling an IRS (2008-2013) income tax audit, settling a German (2008-2011) income tax audit, and other miscellaneous transfer pricing matters including partial settlement of interest expense deductions related to the company’s acquisition of Gambro.  Partially offsetting the increase in the effective tax rate was a benefit of $56 million in 2017 related to deductions in excess of share-based compensation costs (windfall tax benefits) and the mix of earnings in lower tax jurisdictions relative to higher tax jurisdictions. Refer to Note 15 in Item 8 for further information related to the 2017 Tax Act.

The company’s provision for income taxes and its effective tax rate in 2016 decreased compared to 2015 primarily due to special items in 2016 including the tax-free net realized gains recognized on the Baxalta Retained Shares and resolution of uncertain tax positions related to the company’s former Turkish joint venture.  In addition, the company’s provision for income taxes and its effective tax rate decreased in 2016 compared to 2015 due to tax benefits recognized in 2016 from partially settling an IRS (2008-2013) income tax audit, settling a German (2008-2011) income tax audit, other miscellaneous transfer pricing matters including partial settlement of interest expense deductions related to the company’s acquisition of Gambro and the mix of earnings in lower tax jurisdictions relative to higher tax jurisdictions.  Also, the 2016 effective tax rate decreased from 2015 due to charges recognized in 2015 related to contingent tax matters primarily related to transfer pricing and the separation of Baxalta as well as the need to record valuation allowances for loss-making entities.  Partially offsetting the decrease were benefits recognized in 2015 from reaching a settlement of a Puerto Rico excise tax matter as well as the U.S. R&D credit resulting from the retroactive reinstatement in December 2015 of the Protecting Americans from Tax Hikes Act of 2015.

The company anticipates that the effective income tax rate from continuing operations, calculated in accordance with GAAP, will be approximately 19.5% in 2018.  This rate may be further impacted by a number of factors including discrete items such as tax windfalls or deficiencies attributable to stock compensation exercises as well as additional audit developments, or the tax effect of other special items.  The company’s future effective tax rate will be affected by the 2017 Tax Act. Effective in 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21% and creates new taxes on certain foreign-sourced earnings and certain related-party payments, which are referred to as the global intangible low-taxed income tax (GILTI) and the base erosion and anti-abuse tax (BEAT), respectively.  The company is currently evaluating whether it will be subject to either of these taxes and it will continue to review guidance as it is released.  The company’s future effective tax rate could be adversely affected by earnings being lower than anticipated in countries that have lower statutory rates and higher than anticipated in countries that have higher statutory rates, changes in the valuation of the company’s deferred tax assets or liabilities, or changes in tax laws, regulations, or accounting principles, as well as certain discrete items.  In addition, the charge recognized in 2017 related to the 2017 Tax Act is provisional and any changes recognized during the one-year measurement period may have an impact on the 2018 effective tax rate.

Income from Continuing Operations and Earnings per Diluted Share

Income from continuing operations was $724 million in 2017, $5.0 billion in 2016 and $393 million in 2015. Income from continuing operations per diluted share was $1.30 in 2017, $9.01 in 2016 and $0.72 in 2015. The significant factors and events causing the net changes from 2016 to 2017 and 2015 to 2016 are discussed above. Additionally, income from continuing operations per diluted share was positively impacted by the repurchase of 17.8 million shares through cash repurchases and an equity-for-equity exchange of Retained Shares for outstanding Baxter shares in 2016, and the repurchase of 9.2 million shares in 2017 through Rule 10b5-1 purchase plans and otherwise. Refer to Note 12 in Item 8 for further information regarding the company’s stock repurchases.

(Loss) Income from Discontinued Operations

The following table is a summary of the operating results of Baxalta, which have been reflected as discontinued operations for the years ended December 31, 2017, 2016 and 2015.

Years ended December 31 (in millions)	2017	2016	2015
Net sales	$7	$148	$2,895
(Loss) income from discontinued operations before income taxes	1	(10)	752
Gain on disposal of discontinued operations	2	19	—
Income tax expense	—	10	177
Total (loss) income from discontinued operations	$3	$(1)	$575

Refer to Note 2 in Item 8 for additional information regarding the separation of Baxalta.

In addition, the company recognized additional expense of $10 million, net of tax, in 2017 related to environmental clean-up costs at a former location.  Refer to Note 16 in Item 8 for additional information regarding environmental liabilities.

Segment results

The company uses operating income on a segment basis to make resource allocation decisions and assess the ongoing performance of the company’s segments. Refer to Note 17 in Item 8 for additional details regarding the company’s segments. The following is a summary of significant factors impacting the reportable segments’ financial results.

	Net sales			Operating income
years ended December 31 (in millions)	2017	2016	2015	2017	2016	2015
Americas	$5,720	$5,437	$5,222	$2,234	$2,078	$1,830
EMEA	2,731	2,697	$2,774	564	476	342
APAC	2,110	2,029	1,972	512	464	405
Corporate and other	—	—	—	(2,019)	(2,273)	(2,004)
Total	$10,561	$10,163	$9,968	$1,291	$745	$573

Americas

Segment operating income was $2,234 million, $2,078 million and $1,830 million in 2017, 2016 and 2015, respectively. The increase in 2017 was primarily driven by increased sales and gross margin largely due to strength in the Medication Delivery, Renal Care and Pharmaceuticals GBUs.  In addition, marketing and administrative expenses were lower as cost savings were realized from the company’s business optimization programs and continued focus on expense management. Operating income improved in 2016 due to strong performance in the Medication Delivery and Renal Care GBUs partially offset by weaker performance in the Pharmaceuticals GBU.  Performance in the Pharmaceuticals GBU was impacted by reduced sales of U.S. cyclophosphamide and a U.S. Department of Defense PROTOPAM order from 2015 that did not reoccur in 2016.

EMEA

Segment operating income was $564 million, $476 million and $342 million in 2017, 2016 and 2015, respectively. The increase in 2017 was largely driven by lower marketing and administrative expenses as cost savings were realized from the company’s business optimization programs and continued focus on expense management. Improved performance in 2016 compared to 2015 was largely a result of lower marketing and administrative expenses from the company’s business optimization programs and continued focus on expense management.  These savings were partially offset by reduced sales and margin within the Renal Care GBU resulting from the decision to forgo certain lower margin sales opportunities, increased austerity measures in Western Europe and competitive pressures for dialyzers.

APAC

Segment operating income was $512 million, $464 million and $405 million in 2017, 2016 and 2015, respectively. The increase in 2017 was largely driven by strong performance in the Renal Care and Acute Therapies GBUs along with lower marketing and administrative expenses as cost savings were realized from the company’s business optimization programs and continued focus on expense management.  Improved performance in 2016 was the result of stronger sales in the Pharmaceuticals GBU as a result of new contracts and lower marketing and administrative expenses from the company’s business optimization programs and continued focus on expense management.

Corporate and other

Certain income and expense amounts are not allocated to a segment. These amounts primarily include corporate headquarters costs, certain R&D costs, certain GBU support costs, stock compensation expense, non-strategic investments and related income and expense, certain employee benefit plan costs as well as certain gains, losses, and other charges (such as business optimization and asset impairments).

LIQUIDITY AND CAPITAL RESOURCES

The company’s cash flows reflect both continuing and discontinued operations.

Cash Flows from Operations — Continuing Operations

Operating cash flows from continuing operations totaled $1.9 billion in 2017, $1.6 billion in 2016 and $1.3 billion in 2015.  The increases were driven by the factors described below.

Net Income

Net income, as adjusted for certain non-cash items, such as depreciation and amortization, net periodic pension benefit and OPEB costs, stock compensation, deferred income taxes and other items increased in 2017 compared to 2016 as well as in 2016 as compared to 2015.  Additionally, non-cash items in 2016 included net realized gains of $4.4 billion related to the debt-for-equity exchanges of Baxalta Retained Shares for certain company indebtedness and for the equity-for-equity exchange.

Accounts Receivable

Cash flows relating to accounts receivable increased in 2017 and 2016 as the days sales outstanding decreased in each period. Days sales outstanding were 53.0 days, 54.5 days and 56.2 days for 2017, 2016 and 2015, respectively. Days sales outstanding decreased in 2017 and 2016 primarily driven by timing of collections in certain international markets.

Inventories

Cash flows relating to inventory decreased from an inflow of $80 million in 2016 to an inflow of $76 million in 2017. The following is a summary of inventories at December 31, 2017 and 2016, as well as inventory turns for 2017, 2016 and 2015. Inventory turns for the year are calculated as the annualized fourth quarter cost of sales divided by the year-end inventory balance.

	Inventories		Inventory turns
(in millions, except inventory turn data)	2017	2016	2017	2016	2015
Total company	$1,475	$1,430	4.2	4.1	3.6

Other

The changes in accounts payable and accrued liabilities were an inflow of $84 million in 2017, an outflow of $197 million in 2016 and a $236 million inflow in 2015. The changes were primarily driven by an increase in tax payments in 2016 primarily due to a tax settlement as well as the timing of payments to suppliers. Refer to Note 15 in Item 8 for additional details regarding the tax settlement.

Payments related to the execution of the company’s business optimization initiatives were $143 million in 2017, $164 million in 2016 and $89 million in 2015. Refer to Note 7 in Item 8 for further information regarding the business optimization initiatives.

Other balance sheet items had net cash outflows of $229 million in 2017, a net inflow of $90 million in 2016 and a net outflow of $364 million in 2015, respectively. In 2016, the company received a U.S. federal income tax refund of $250 million. Additionally, cash contributions to the company’s pension plans totaled $242 million, $66 million and $157 million in 2017, 2016 and 2015, respectively. Additional changes in 2015 were primarily driven by prepaid expenses and hedging activity.

Cash Flows from Investing Activities — Continuing Operations

Capital Expenditures

Capital expenditures relating to continuing operations totaled $634 million in 2017, $719 million in 2016 and $911 million in 2015. The company’s capital expenditures consisted of targeted investments in projects to support production of PD and IV solutions as well as expansion activities for dialyzers. The decline in capital expenditures over the three years was due to a reduction in spending related to ongoing projects and the completion of certain expansion activities.

Acquisitions and Investments

Net cash outflows related to acquisitions and investments were $686 million in 2017, $48 million in 2016 and $34 million in 2015. The cash outflows in 2017 were driven by the acquisition of Claris and the rights to certain molecules from Celerity.  The cash outflows in 2016 were driven primarily by the acquisition of the rights to vancomycin from Celerity. The cash outflows in 2015 were driven by the acquisition of the rights to cefazolin injection in GALAXY Container (2g/100mL) from Celerity.

Refer to Note 5 in Item 8 for further information about the company’s significant acquisitions and other arrangements.

Divestitures and Other Investing Activities

Net cash inflows relating to divestitures and other investing activities were $10 million in 2017, $37 million in 2016 and $84 million in 2015. The net inflow in 2017 was driven by proceeds received from asset sales partially offset by the impact of the deconsolidation of the company’s Venezuelan operations.  The decrease from 2015 to 2016 was primarily driven by the sale of certain investments and other assets in 2015.

Cash Flows from Financing Activities

Debt Issuances, Net of Payments of Obligations

Net cash inflows related to debt and other financing obligations totaled $632 million in 2017 primarily related to the issuance of €600 million of senior notes at a fixed coupon rate of 1.30% due in May 2025. Refer to Note 8 in Item 8 for additional details regarding the debt transactions in 2017.

Net cash inflows related to debt and other financing obligations totaled $56 million in 2016 primarily related to a $190 million repayment of the company’s 0.95% senior unsecured notes that matured in June 2016, a $130 million repayment of the company’s 5.9% senior unsecured notes that matured in September 2016 and the redemption of approximately $1 billion in aggregate principal amount of senior notes in September 2016, as well as the repayment of other short-term obligations. The company also had $300 million of net repayments related to its commercial paper program. These cash outflows were partially offset by issuances of debt totaling $1.6 billion of senior notes in August 2016. Refer to Note 8 in Item 8 for additional details regarding the debt transactions in 2016.

Net cash outflows related to debt and other financing obligations totaled $2.4 billion in 2015 driven by approximately $6.9 billion in issuances of debt primarily related to the Baxalta senior notes and borrowings under the company’s revolving credit facilities. The company purchased an aggregate of approximately $2.7 billion in principal amount of its notes in 2015. Additionally, the company repaid $600 million of 4.625% senior unsecured notes that matured in March 2015 and borrowings under the company’s Euro-denominated revolving credit facility. The company issued and redeemed commercial paper throughout the year, and had $300 million outstanding as of December 31, 2015.

The company’s debt instruments discussed above are unsecured and contain certain covenants, including restrictions relating to the company’s issuance of secured debt.

Other Financing Activities

In connection with the separation, Baxter transferred $2.1 billion of cash to Baxalta in 2015.

Cash dividend payments totaled $315 million in 2017, $268 million in 2016 and $910 million in 2015. The decrease in cash dividend payments in 2017 and 2016 was primarily due to the decrease of the quarterly dividend after the separation of Baxalta in 2015, from $0.52 per share for quarterly dividends beginning after May 2014 to $0.115 per share for quarterly dividends beginning after July 2015. The Baxter cash dividend was increased to $0.13 per share for quarterly dividends beginning after May 2016 and to $0.16 per share for quarterly dividends after May 2017.

Proceeds from stock issued under employee benefit plans totaled $347 million, $286 million and $193 million in 2017, 2016 and 2015, respectively.

Total realized excess tax benefits, which were $39 million in 2016 and $7 million in 2015, are presented in the consolidated statements of cash flows as an inflow in the financing section.  Total realized excess tax benefits of $56 million in 2017 are presented as an inflow from operating activities as required under new accounting guidance implemented in 2017.  Refer to Note 2 in Item 8 for additional information regarding the change in accounting.

In 2016, the company executed an equity-for-equity exchange of Retained Shares for 11.5 million outstanding Baxter shares. As authorized by the Board of Directors, the company repurchases its stock depending on the company’s cash flows, net debt level and market conditions. In July 2012, the Board of Directors authorized the repurchase of up to $2.0 billion of the company’s common stock. The Board of Directors increased this authority by an additional $1.5 billion in November 2016. The company paid $287 million in cash to repurchase approximately 6.3 million shares pursuant to this authority in 2016.  In 2017, the company paid $564 million to repurchase approximately 9.2 million shares under this authority pursuant to Rule 10b5-1 plans and otherwise and had $1.1 billion remaining available under this authorization as of December 31, 2017.  The Board of Directors increased this authority by an additional $1.5 billion in February 2018.  After giving effect to the February 2018 approval and 2018 share repurchases, $2.3 billion of repurchase authority remained available as of February 20, 2018.

Credit Facilities, Access to Capital and Credit Ratings

Credit Facilities

As of December 31, 2017, the company’s U.S. dollar-denominated senior revolving credit facility and Euro-denominated senior revolving credit facility had a maximum capacity of $1.5 billion and approximately €200 million, respectively, both maturing in 2020. As of December 31, 2017, the company was in compliance with the financial covenants in these agreements. The non-performance of any financial institution supporting either of the credit facilities would reduce the maximum capacity of these facilities by each institution’s respective commitment.  The company may, at its option, seek to increase the aggregate commitment under the U.S. facility by up to an additional $750 million. The facilities enable the company to borrow funds on an unsecured basis at variable interest rates, and contain various covenants, including a maximum net leverage ratio and maximum interest coverage ratio.

The company also maintains other credit arrangements, as described in Note 8 in Item 8.

Access to Capital

The company intends to fund short-term and long-term obligations as they mature through cash on hand, future cash flows from operations or by issuing additional debt. The company had $3.4 billion of cash and equivalents as of December 31, 2017, with adequate cash available to meet operating requirements in each jurisdiction in which the company operates. The company invests its excess cash in certificates of deposit and money market funds, and diversifies the concentration of cash among different financial institutions.

The company’s ability to generate cash flows from operations, issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for the company’s products or in the solvency of its customers or suppliers, deterioration in the company’s key financial ratios or credit ratings or other significantly unfavorable changes in conditions. However, the company believes it has sufficient financial flexibility to issue debt, enter into other financing arrangements and attract long-term capital on acceptable terms to support the company’s growth objectives.

The company continues to do business with foreign governments in certain countries, including Greece, Spain, Portugal and Italy, which have experienced deterioration in credit and economic conditions. As of December 31, 2017, the company’s net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $149 million.

While these economic conditions have not significantly impacted the company’s ability to collect receivables, global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses.

Credit Ratings

The company’s credit ratings at December 31, 2017 were as follows:

	Standard & Poor’s	Fitch	Moody’s
Ratings
Senior debt	A-	BBB+	Baa2
Short-term debt	A2	F2	P2
Outlook	Stable	Stable	Stable

Contractual Obligations

As of December 31, 2017, the company had contractual obligations, excluding accounts payable and accrued liabilities, payable or maturing in the following periods.

(in millions)	Total	Less than one year	One to three years	Three to five years	More than five years
Long-term debt and capital lease obligations, including current maturities	$3,531	$3	$304	$612	$2,612
Interest on short- and long-term debt and capital lease obligations [1]	1,522	99	195	180	1,048
Operating leases	698	129	191	132	246
Other long-term liabilities[2]	611	—	118	39	454
Purchase obligations[3]	571	358	184	20	9
Contractual obligations[4]	$6,933	$589	$992	$983	$4,369

[1]

Interest payments on debt and capital lease obligations are calculated for future periods using interest rates in effect at the end of 2017. Projected interest payments include the related effects of interest rate swap agreements. Certain of these projected interest payments may differ in the future based on changes in floating interest rates, foreign currency fluctuations or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding at December 31, 2017. Refer to Note 8 and Note 9 in Item 8 for further discussion regarding the company’s debt instruments and related interest rate agreements outstanding at December 31, 2017.

[2]

The primary components of other long-term liabilities in the company’s consolidated balance sheet are liabilities relating to pension and other postemployment benefit plans, litigation, and foreign currency hedges. The company projected the timing of the future cash payments based on contractual maturity dates (where applicable) and estimates of the timing of payments (for liabilities with no contractual maturity dates). The actual timing of payments could differ from the estimates.

The company contributed $260 million, $772 million and $178 million to its defined benefit pension and OPEB plans in 2017, 2016 and 2015, respectively. The timing of funding in the future is uncertain and is dependent on future movements in interest rates and investment returns, changes in laws and regulations, and other variables. Therefore, the table above excludes pension plan cash outflows. The pension plan balance included in other long-term liabilities (and excluded from the table above) totaled $952 million at December 31, 2017.

[3]

Includes the company’s significant contractual unconditional purchase obligations. For cancelable agreements, any penalty due upon cancellation is included. These commitments do not exceed the company’s projected requirements and are in the normal course of business. Examples include firm commitments for raw material purchases, utility agreements and service contracts.

[4]

Excludes contingent liabilities and uncertain tax positions. These amounts have been excluded from the contractual obligations above due to uncertainty regarding the timing and amount of future payments. Refer to Notes 10 and 15 in Item 8 for additional information regarding these commitments.

Off-Balance Sheet Arrangements

Baxter periodically enters into off-balance sheet arrangements. Certain contingencies arise in the normal course of business, and are not recorded in the consolidated balance sheet in accordance with GAAP (such as contingent joint development and commercialization arrangement payments). Also, upon resolution of uncertainties, the company may incur charges in excess of presently established liabilities for certain matters (such as contractual indemnifications). For a discussion of the company’s significant off-balance sheet arrangements, refer to Note 10 in Item 8 for information regarding receivable securitizations, Note 11 in Item 8 regarding joint development and commercialization arrangements and indemnifications, and Note 16 in Item 8 regarding legal contingencies.

FINANCIAL INSTRUMENT MARKET RISK

The company operates on a global basis and is exposed to the risk that its earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange and interest rates. The company’s hedging policy attempts to manage these risks to an acceptable level based on the company’s judgment of the appropriate trade-off between risk, opportunity and costs. Refer to Note 9 and Note 10 in Item 8 for further information regarding the company’s financial instruments and hedging strategies.

Currency Risk

The company is primarily exposed to foreign exchange risk with respect to revenues generated outside of the United States denominated in the Euro, British Pound, Chinese Yuan, Korean Won, Australian Dollar, Canadian Dollar, Japanese Yen, Colombian Peso, Brazilian Real, Mexican Peso, and New Zealand Dollar. The company manages its foreign currency exposures on a consolidated basis, which allows the company to net exposures and take advantage of any natural offsets. In addition, the company uses derivative and nonderivative financial instruments to further reduce the net exposure to foreign exchange. Gains and losses on the hedging instruments offset losses and gains on the hedged transactions and reduce the earnings and stockholders’ equity volatility relating to foreign exchange. Financial market and currency volatility may limit the company’s ability to cost-effectively hedge these exposures.

The company may use options, forwards and cross-currency swaps to hedge the foreign exchange risk to earnings relating to forecasted transactions denominated in foreign currencies and recognized assets and liabilities. The maximum term over which the company has cash flow hedge contracts in place related to forecasted transactions at December 31, 2017 is 12 months. The company also enters into derivative instruments to hedge certain intercompany and third-party receivables and payables and debt denominated in foreign currencies.

As part of its risk-management program, the company performs sensitivity analyses to assess potential changes in the fair value of its foreign exchange instruments relating to hypothetical and reasonably possible near-term movements in foreign exchange rates.

A sensitivity analysis of changes in the fair value of foreign exchange option and forward contracts outstanding at December 31, 2017, while not predictive in nature, indicated that if the U.S. Dollar uniformly weakened by 10% against all currencies, on a net-of-tax basis, the net asset balance of $7 million with respect to those contracts would decrease by $25 million, resulting in a net liability position. A similar analysis performed with respect to option and forward contracts outstanding at December 31, 2016 indicated that, on a net-of-tax basis, the net asset balance of $13 million would decrease by $34 million, resulting in a net liability position.

The sensitivity analysis model recalculates the fair value of the foreign exchange option and forward contracts outstanding at December 31, 2017 by replacing the actual exchange rates at December 31, 2017 with exchange rates that are 10% weaker compared to the actual exchange rates for each applicable currency. All other factors are held constant. These sensitivity analyses disregard the possibility that currency exchange rates can move in opposite directions and that gains from one currency may or may not be offset by losses from another currency. The analyses also disregard the offsetting change in value of the underlying hedged transactions and balances.

Interest Rate and Other Risks

The company is also exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in interest rates. The company’s policy is to manage interest costs using a mix of fixed- and floating-rate debt that the company believes is appropriate. To manage this mix in a cost-efficient manner, the company periodically enters into interest rate swaps in which the company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional amount. The company also periodically uses forward-starting interest rate swaps and treasury rate locks to hedge the risk to earnings associated with fluctuations in interest rates relating to anticipated issuances of term debt.

As part of its risk management program, the company performs sensitivity analyses to assess potential gains and losses in earnings relating to hypothetical movements in interest rates. A 15 basis-point increase in interest rates (approximately 10% of the company’s weighted-average interest rate during 2017) affecting the company’s financial instruments, including debt obligations and related derivatives, would have an immaterial effect on the company’s 2017, 2016 and 2015 earnings and on the fair value of the company’s fixed-rate debt as of the end of each fiscal year.

CHANGES IN ACCOUNTING STANDARDS

Refer to Note 1 in Item 8 for information on changes in accounting standards.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with GAAP requires the company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of the company’s significant accounting policies is included in Note 1 in Item 8. Certain of the company’s accounting policies are considered critical because these policies are the most important to the depiction of the company’s financial statements and require significant, difficult or complex judgments by the company, often requiring the use of estimates about the effects of matters that are inherently uncertain. Actual results that differ from the company’s estimates could have an unfavorable effect on the company’s results of operations and financial position. The following is a summary of accounting policies that the company considers critical to the consolidated financial statements.

Revenue Recognition and Related Provisions and Allowances

The company’s policy is to recognize revenues from product sales and services when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred (or services have been rendered), the price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the company’s revenue arrangements are free on board (FOB) destination. The company sometimes enters into arrangements in which it commits to delivering multiple products or services to its customers. In these cases, total arrangement consideration is allocated to the deliverables based on their relative selling prices. Then the allocated consideration is recognized as revenue in accordance with the principles described above. Selling prices are determined by applying a selling price hierarchy. Selling prices are determined using vendor specific objective evidence (VSOE), if it exists. Otherwise, selling prices are determined using third party evidence (TPE). If neither VSOE nor TPE is available, the company uses its best estimate of selling prices.

Provisions for rebates, chargebacks to wholesalers and distributors, returns, and discounts (collectively, sales deductions) are provided for at the time the related sales are recorded, and are reflected as a reduction of sales. The sales deductions are based primarily on estimates of the amounts earned or that will be claimed on such sales.

The company periodically and systematically evaluates the collectability of accounts receivable and determines the appropriate reserve for doubtful accounts. In determining the amount of the reserve, the company considers historical credit losses, the past-due status of receivables, payment history and other customer-specific information, and any other relevant factors or considerations.

The company also provides for the estimated costs that may be incurred under its warranty programs when the cost is both probable and reasonably estimable, which is at the time the related revenue is recognized. The cost is determined based on actual company experience for the same or similar products as well as other relevant information. Estimates of future costs under the company’s warranty programs could change based on developments in the future. The company is not able to estimate the probability or amount of any future developments that could impact the reserves, but believes presently established reserves are adequate.

Pension and OPEB Plans

The company provides pension and other postemployment benefits to certain of its employees. The service cost component of employee benefit expenses is reported in the same line items in the consolidated income statement as the applicable employee’s compensation expense. All other components of these employee benefit expenses are reported in other (income) expense, net in the consolidated income statement. The valuation of the funded status and net periodic benefit cost for the plans is calculated using actuarial assumptions. These assumptions are reviewed annually, and revised if appropriate. The significant assumptions include the following:

•	interest rates used to discount pension and OPEB plan liabilities;
•	the long-term rate of return on pension plan assets;
•	rates of increases in employee compensation (used in estimating liabilities);
•	anticipated future healthcare trend rates (used in estimating the OPEB plan liability); and
•	other assumptions involving demographic factors such as retirement, mortality and turnover (used in estimating liabilities).

Selecting assumptions involves an analysis of both short-term and long-term historical trends and known economic and market conditions at the time of the valuation (also called the measurement date). The use of different assumptions would result in different measures of the funded status and net cost. Actual results in the future could differ from expected results. The company is not able to estimate the probability of actual results differing from expected results, but believes its assumptions are appropriate.

The company’s key assumptions are listed in Note 13 in Item 8. The most critical assumptions relate to the plans covering U.S. and Puerto Rico employees, because these plans are the most significant to the company’s consolidated financial statements.

Discount Rate Assumption

Effective for the December 31, 2017 measurement date, the company utilized discount rates of 3.62% and 3.51% to measure its benefit obligations for the U.S. and Puerto Rico pension plans and OPEB plan, respectively. The company used a broad population of approximately 200 Aa-rated corporate bonds as of December 31, 2017 to determine the discount rate assumption. All bonds were denominated in U.S. Dollars, with a minimum amount outstanding of $50 million. This population of bonds was narrowed from a broader universe of approximately 700 Moody’s Aa rated, non-callable (or callable with make-whole provisions) bonds by eliminating the top 10th percentile and bottom 40th percentile to adjust for any pricing anomalies and to represent the bonds Baxter would most likely select if it were to actually annuitize its pension and OPEB plan liabilities. This portfolio of bonds was used to generate a yield curve and associated spot rate curve to discount the projected benefit payments for the U.S. and Puerto Rico plans. The discount rate is the single level rate that produces the same result as the spot rate curve.

For plans in Canada, Japan, the United Kingdom and the Eurozone, the company uses a method essentially the same as that described for the U.S. and Puerto Rico plans. For the company’s other international plans, the discount rate is generally determined by reviewing country- and region-specific government and corporate bond interest rates.

To understand the impact of changes in discount rates on pension and OPEB plan cost, the company performs a sensitivity analysis. Holding all other assumptions constant, for each 50 basis point (i.e., one-half of one percent) increase in the discount rate, global pre-tax pension and OPEB plan cost would decrease by approximately $40 million, and for each 50 basis point decrease in the discount rate, global pre-tax pension and OPEB plan cost would increase by approximately $44 million.

Effective January 1, 2016, the company changed its approach used to calculate the service and interest components of net periodic benefit cost. Previously, the company calculated the service and interest components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The company elected an alternative approach that utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The company believes this approach provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The company accounted for this change prospectively as a change in estimate. As a result of this change, the service cost and interest cost for these plans was reduced by $40 million in 2016 compared to the previous method.

Return on Plan Assets Assumption

In measuring the net periodic cost for 2017, the company used a long-term expected rate of return of 6.50% for the pension plans covering U.S. and Puerto Rico employees. This assumption will decrease to 6.25% in 2018. This assumption is not applicable to the company’s OPEB plan because it is not funded.

The company establishes the long-term asset return assumption based on a review of historical compound average asset returns, both company-specific and relating to the broad market (based on the company’s asset allocation), as well as an analysis of current market and economic information and future expectations. The current asset return assumption is supported by historical market experience for both the company’s actual and targeted asset allocation. In calculating net pension cost, the expected return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. The difference between this expected return and the actual return on plan assets is a component of the total net unrecognized gain or loss and is subject to amortization in the future.

To understand the impact of changes in the expected asset return assumption on net cost, the company performs a sensitivity analysis. Holding all other assumptions constant, for each 50 basis point increase (decrease) in the asset return assumption, global pre-tax pension plan cost would decrease (increase) by approximately $22 million.

Other Assumptions

For the U.S. and Puerto Rico plans, beginning with the December 31, 2014 measurement date, the company used the RP 2014 combined mortality table adjusted to reflect Baxter specific past experience with improvements projected using the generational BB-2D projection scale adjusted to a long term improvement of 0.8% in 2027. For all other pension plans, the company utilized country- and region-specific mortality tables to calculate the plans’ benefit obligations. The company periodically analyzes and updates its assumptions concerning demographic factors such as retirement, mortality and turnover, considering historical experience as well as anticipated future trends.

The assumptions relating to employee compensation increases and future healthcare costs are based on historical experience, market trends, and anticipated future company actions. Refer to Note 13 in Item 8 for information regarding the sensitivity of the OPEB plan obligation and the total of the service and interest cost components of OPEB plan cost to potential changes in future healthcare trend rates.

Legal Contingencies

The company is involved in product liability, patent, commercial, regulatory and other legal proceedings that arise in the normal course of business. Refer to Note 16 in Item 8 for further information. The company records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. The company has established reserves for certain of its legal matters. At December 31, 2017, total legal liabilities were $41 million.

The company’s loss estimates are generally developed in consultation with outside counsel and are based on analyses of potential outcomes. With respect to the recording of any insurance recoveries, after completing the assessment and accounting for the company’s legal contingencies, the company separately and independently analyzes its insurance coverage and records any insurance recoveries that are probable of occurring at the gross amount that is expected to be collected. In performing the assessment, the company reviews available information, including historical company-specific and market collection experience for similar claims, current facts and circumstances pertaining to the particular insurance claim, the financial viability of the applicable insurance company or companies, and other relevant information.

While the liability of the company in connection with certain claims cannot be estimated and although the resolution in any reporting period of one or more of these matters could have a significant impact on the company’s results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on the company’s consolidated financial position. While the company believes it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the company may in the future incur material judgments or enter into material settlements of claims.

Deferred Tax Asset Valuation Allowances, Reserves for Uncertain Tax Positions and Tax Reform

The company maintains valuation allowances unless it is more likely than not that all or a portion of the deferred tax asset will be realized. Changes in valuation allowances are included in the company’s tax provision in the period of change. In determining whether a valuation allowance is warranted, the company evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The realizability assessments made at a given balance sheet date are subject to change in the future, particularly if earnings of a subsidiary are significantly higher or lower than expected, or if the company takes operational or tax planning actions that could impact the future taxable earnings of a subsidiary.

In the normal course of business, the company is audited by federal, state and foreign tax authorities, and is periodically challenged regarding the amount of taxes due. These challenges relate to the timing and amount of deductions and the allocation of income among various tax jurisdictions. The company believes its tax positions comply with applicable tax law and the company intends to defend its positions. In evaluating the exposure associated with various tax filing positions, the company records reserves for uncertain tax positions in accordance with GAAP, based on the technical support for the positions, the company’s past audit experience with similar situations, and potential interest and penalties related to the matters. The company’s results of operations and effective tax rate in a given period could be impacted if, upon final resolution with taxing authorities, the company prevailed in positions for which reserves have been established, or was required to pay amounts in excess of established reserves.

On December 22, 2017, the 2017 Tax Act was enacted into law and the new legislation contains several key tax provisions that affected the company, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate to 21% effective January 1, 2018, among others. The company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring its U.S. deferred tax assets and liabilities as well as reassessing the net realizability of its deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows the company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretations are expected over the next 12 months, the company considers the accounting for the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and its ongoing analysis of final year-end data and tax positions. The company expects to complete its analysis within the measurement period in accordance with SAB 118.

Valuation of Intangible Assets, Including IPR&D

The company acquires intangible assets and records them at fair value. Valuations are generally completed for business acquisitions using a discounted cash flow analysis, incorporating the stage of completion and consideration of market participant assumptions. The most significant estimates and assumptions inherent in a discounted cash flow analysis include the amount and timing of projected future cash flows, the discount rate used to measure the risks inherent in the future cash flows, the assessment of the asset’s life cycle, and the competitive and other trends impacting the asset, including consideration of technical, legal, regulatory, economic and other factors. Each of these factors and assumptions can significantly affect the value of the intangible asset.

Acquired in-process R&D (IPR&D) is the value assigned to acquired technology or products under development which have not received regulatory approval and have no alternative future use. Acquired IPR&D included in a business combination is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition are expensed as incurred. Upon receipt of regulatory approval of the related technology or product, the indefinite-lived intangible asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

R&D acquired in transactions that are not business combinations is expensed immediately. For such transactions, payments made to third parties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related asset, and are classified as intangible assets.

Due to the inherent uncertainty associated with R&D projects, there is no assurance that actual results will not differ materially from the underlying assumptions used to prepare discounted cash flow analyses, nor that the R&D project will result in a successful commercial product.

Impairment of Assets

Goodwill and other indefinite-lived intangible assets are subject to impairment reviews annually, and whenever indicators of impairment exist. The company assesses goodwill for impairment based on its reporting units, which are the same as its operating segments. As of December 31, 2017, the date of the company’s annual impairment review, the fair value of the company’s reporting units were in excess of their carrying values. As discussed in Note 6 of Item 8, the company performed the goodwill impairment test both prior to and after the reallocation of its goodwill to its new reporting units based on a change in operating segments.  The company performs a qualitative assessment of other indefinite-lived intangible assets, including IPR&D, at least annually. If the intangible asset is determined to be more likely than not impaired as a result of the assessment, the company completes a quantitative impairment test. Intangible assets with definite lives and other long-lived assets (such as fixed assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Refer to Note 1 in Item 8 for further information. The company’s impairment reviews are based on an estimated future cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign currency exchange rates, the selection of an appropriate discount rate, asset groupings, and other assumptions and estimates. The estimates and assumptions used are consistent with the company’s business plans and when applicable, market participant’s views of the company and similar companies. The use of alternative estimates and assumptions could increase or decrease the estimated fair values of the assets, and potentially result in different impacts to the company’s results of operations. Actual results may differ from the company’s estimates.

Stock-Based Compensation Plans

Stock-based compensation cost is estimated at the grant date based on the fair value of the award, and the cost is recognized as expense ratably over the substantive vesting period. The company’s stock compensation costs primarily relate to awards of stock options, restricted stock units (RSUs), and performance share units (PSUs). The company uses the Black-Scholes model for estimating the fair value of stock options, and significant assumptions include long-term projections regarding stock price volatility, employee exercise, post-vesting termination and pre-vesting forfeiture behaviors, interest rates and dividend yields. The company’s expected volatility assumption is based on a weighted-average of the historical volatility of Baxter’s stock and the implied volatility from traded options on Baxter’s stock, with historical volatility more heavily weighted. The expected life assumption is primarily based on the vesting terms of the stock option, historical employee exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield reflects historical experience as well as future expectations over the expected life of the option.

The fair value of RSUs is equal to the quoted price of the company’s common stock on the date of grant.

PSUs granted in 2017 are based either on adjusted operating margin or are based upon Baxter stock performance relative to the company’s peer group. The vesting condition for such PSUs based on adjusted operating margin have annual performance targets set at the beginning of the year for each tranche of the award during the three-year service period. The holder of the adjusted operating margin PSUs is entitled to receive a number of shares of common stock equal to a percentage, ranging from 0% to 200%, of the adjusted operating margin PSUs granted, depending on the actual results compared to the annual performance targets. Such results may be further adjusted based on an assessment of the individual’s future potential. Compensation cost for the adjusted operating margin PSUs is measured based on the fair value of the awards on the date that the specific vesting terms for each tranche of the award are established. The fair value of the awards is determined based on the quoted price of the company’s stock on the grant date for each tranche of the award. The compensation cost for adjusted operating margin PSUs is adjusted at each reporting date to reflect the estimated probability of achieving the adjusted operating margin vesting condition. The probability of achieving the operating margin vesting condition is such that the compensation cost has been adjusted to reflect 200% attainment as of the year ended December 31, 2017. The vesting condition for PSUs based on Baxter stock performance relative to the company’s peer group is fair valued using a Monte Carlo model. A Monte Carlo model uses stock price volatility and other variables to estimate the probability of satisfying the market conditions and the resulting fair value of the award. Refer to Note 12 in Item 8 for additional information.

CERTAIN REGULATORY MATTERS

The U.S. Food and Drug Administration (FDA) commenced an inspection of Claris’ facilities in Ahmedabad, India on July 27, 2017, immediately prior to the closing of the Claris acquisition.  FDA completed the inspection on August 4, 2017, at which time FDA issued a related Form-483 (Claris 483).  The Claris 483 includes a number of observations across a variety of areas.  The company submitted its timely response to the Claris 483 and is in the process of implementing corrective and preventive actions, which have included product recalls that are financially immaterial to the company, to address FDA’s observations and other items identified in connection with integrating Claris into the company’s quality systems.

In January 2014, the company received a Warning Letter from FDA primarily directed to quality systems for the company’s Round Lake, Illinois, facility, particularly in that facility’s capacity as a specification developer for certain of the company’s medical devices. This Warning Letter was lifted in February 2017.

The company received a Warning Letter in December 2013 that included observations related to the company’s ambulatory infuser business in Irvine, California, which previously had been subject to agency action.  This Warning Letter was lifted in May 2017.

In June 2013, the company received a Warning Letter from FDA regarding operations and processes at its North Cove, North Carolina and Jayuya, Puerto Rico facilities.  The company attended Regulatory Meetings with the FDA in November 2015 (concerning the Jayuya facility).  The company also requested and participated in a Regulatory Meeting regarding both facilities in July 2017.  The Warning Letter addresses observations related to Current Good Manufacturing Practice violations at the two facilities.

In June 2010, the company received a Warning Letter from FDA in connection with an inspection of its McGaw Park, Illinois facility, which previously supported the Renal franchise. The company’s Round Lake facility now provides the related capacity for the Renal franchise. The Warning Letter pertains to the processes by which the company analyzes and addresses product complaints through corrective and preventative action, and reports relevant information to FDA. This Warning Letter was lifted in February 2017.

On October 9, 2014, the company had a Regulatory Meeting with FDA to discuss the Warning Letters described above. At the meeting, the company agreed to work closely with FDA to provide regular updates on its progress to meet all requirements and resolve all matters identified in the Warning Letters described above.

Refer to Item 1A of this Annual Report on Form 10-K for additional discussion of regulatory matters and how they may impact the company.

FORWARD-LOOKING INFORMATION

This annual report includes forward-looking statements. Use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. These forward-looking statements may include statements with respect to accounting estimates and assumptions, litigation-related matters including outcomes, future regulatory filings and the company’s R&D pipeline, strategic objectives, credit exposure to foreign governments, potential developments with respect to credit ratings, investment of foreign earnings, estimates of liabilities including those related to uncertain tax positions, contingent payments, future pension plan contributions, costs, discount rates and rates of return, the company’s exposure to financial market volatility and foreign currency and interest rate risks, potential tax liability associated with the separation of the company’s biopharmaceuticals and medical products businesses (including the 2016 disposition of the company’s Retained Shares in Baxalta), the impact of competition, future sales growth, the impact on sales of Hurricane Maria related production disruptions, future U.S. cyclophosphamide sales, business development activities (including the future pipeline and recent acquisitions, including that of Claris Injectables), business optimization initiatives, cost saving initiatives, future capital and R&D expenditures, future debt issuances, manufacturing expansion, the sufficiency of the company’s facilities and financial flexibility, the adequacy of credit facilities, tax provisions and reserves, the effective tax rate and all other statements that do not relate to historical facts.

These forward-looking statements are based on certain assumptions and analyses made in light of the company’s experience and perception of historical trends, current conditions, and expected future developments as well as other factors that the company believes are appropriate in the circumstances. While these statements represent the company’s current judgment on what the future may hold, and the company believes these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform to expectations and predictions is subject to a number of risks and uncertainties, including the following factors, many of which are beyond our control:

•	failure to achieve our long-term financial improvement goals;
•	demand for and market acceptance risks for and competitive pressures related to new and existing products, and the impact of those products on quality and patient safety concerns;
•	product development risks, including satisfactory clinical performance, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;
•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, warning letters, import bans, sanctions, seizures, litigation, or declining sales;
•	the continuity, availability and pricing of acceptable raw materials and component supply, and therefore the continuity of our manufacturing and distribution;
•

inability to repair existing production capacity or create additional production capacity in a timely manner or the occurrence of other manufacturing or supply difficulties (including as a result of natural disaster or otherwise);

•	breaches or failures of the company’s information technology systems, including by cyber attack;
•

future actions of (or failures to act or delays in acting by) the FDA, the European Medicines Agency or any other regulatory body or government authority (including the DOJ or the Attorney General of any State) that could delay, limit or suspend product development, manufacturing or sale or result in seizures, recalls, injunctions, monetary sanctions or criminal or civil liabilities;

•	failures with respect to the company’s quality, compliance or ethics programs;
•	future actions of third parties, including third-party payers;
•

the impact of healthcare reform and its implementation, suspension, repeal, replacement, amendment, modification and other similar actions undertaken by the United States or foreign governments, including with respect to third-party payers, pricing, reimbursement, taxation and rebate policies;

•

legislation, regulation and other governmental pressures in the United States or globally, which may affect pricing, reimbursement, taxation and rebate policies of government agencies and private payers or other elements of the company’s business;

•	the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies;
•	global regulatory, trade and tax policies;
•	the company’s ability to identify business development and growth opportunities and to successfully execute on business development strategies;
•	the company’s ability to finance and develop new products or enhancements, on commercially acceptable terms or at all;
•

the ability to protect or enforce the company’s owned or in-licensed patent or other proprietary rights (including trademarks, copyrights, trade secrets and know-how) or patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology;

•	the impact of any goodwill impairments on our operating results;

•

the impact of any future tax liability with respect to the separation and distribution, including with respect to the Baxter Transactions (including the company’s prior disposition of the Retained Shares);

•	any failure by Baxalta or Shire to satisfy its obligation under the separation agreements, including the tax matters agreement, or the Letter Agreement;
•	the impact of global economic conditions on the company and its customers and suppliers, including foreign governments in countries in which the company operates;
•	fluctuations in foreign exchange and interest rates;
•	any changes in law concerning the taxation of income (including current or future tax reform), including income earned outside the United States;
•	actions by tax authorities in connection with ongoing tax audits;
•	loss of key employees or inability to identify and recruit new employees;
•	the outcome of pending or future litigation;
•	the adequacy of the company’s cash flows from operations to meet its ongoing cash obligations and fund its investment program; and
•

other factors identified elsewhere in this Annual Report on Form 10-K including those factors described in Item 1A and other filings with the Securities and Exchange Commission, all of which are available on the company’s website.

Actual results may differ materially from those projected in the forward-looking statements. The company does not undertake to update its forward-looking statements.

Item 8.	Financial Statements and Supplementary Data.

CONSOLIDATED BALANCE SHEETS

as of December 31 (in millions, except share information)		2017	2016
Current assets	Cash and equivalents	$3,394	$2,801
	Accounts and other current receivables, net	1,793	1,691
	Inventories	1,475	1,430
	Prepaid expenses and other	601	602
	Current assets held for disposition	—	50
	Total current assets	7,263	6,574
Property, plant and equipment, net		4,588	4,289
Other assets	Goodwill	3,099	2,595
	Other intangible assets, net	1,374	1,111
	Other	787	977
	Total other assets	5,260	4,683
	Total assets	$17,111	$15,546
Current liabilities	Current maturities of long-term debt and lease obligations	$3	$3
	Accounts payable and accrued liabilities	2,733	2,612
	Current income taxes payable	85	126
	Current liabilities held for disposition	—	3
	Total current liabilities	2,821	2,744
Long-term debt and lease obligations		3,509	2,779
Other long-term liabilities		1,665	1,743
Commitments and contingencies
Equity	Common stock, $1 par value, authorized 2,000,000,000 shares, issued 683,494,944 shares in 2017 and 2016	683	683
	Common stock in treasury, at cost, 142,017,600 shares in 2017 and 143,890,064 shares in 2016	(7,981)	(7,995)
	Additional contributed capital	5,940	5,958
	Retained earnings	14,483	14,200
	Accumulated other comprehensive (loss) income	(4,001)	(4,556)
	Total Baxter shareholders’ equity	9,124	8,290
	Noncontrolling interests	(8)	(10)
	Total equity	9,116	8,280
	Total liabilities and equity	$17,111	$15,546

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

years ended December 31 (in millions, except per share data)	2017	2016	2015
Net sales	$10,561	$10,163	$9,968
Cost of sales	6,091	6,047	5,777
Gross margin	4,470	4,116	4,191
Marketing and administrative expenses	2,566	2,725	3,031
Research and development expenses	613	646	587
Operating income	1,291	745	573
Net interest expense	55	66	126
Other (income) expense, net	19	(4,275)	19
Income from continuing operations before income taxes	1,217	4,954	428
Income tax (benefit) expense	493	(12)	35
Income from continuing operations	724	4,966	393
(Loss) income from discontinued operations, net of tax	(7)	(1)	575
Net income	$717	$4,965	$968
Income from continuing operations per common share
Basic	$1.33	$9.10	$0.72
Diluted	$1.30	$9.01	$0.72
(Loss) income from discontinued operations per common share
Basic	$(0.01)	$(0.01)	$1.06
Diluted	$(0.01)	$—	$1.04
Net income per common share
Basic	$1.32	$9.09	$1.78
Diluted	$1.29	$9.01	$1.76
Weighted-average number of common shares outstanding
Basic	543	546	545
Diluted	555	551	549

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

years ended December 31 (in millions)	2017	2016	2015
Net income	$717	$4,965	$968
Other comprehensive income (loss), net of tax:
Currency translation adjustments, net of tax expense (benefit) of $91 in 2017, ($39) in 2016 and ($107) in 2015	425	(247)	(1,094)
Pension and other employee benefits, net of tax expense (benefit) of $62 in 2017, ($36) in 2016, and $104 in 2015	141	(97)	165
Hedging activities, net of tax (benefit) expense of ($6) in 2017, ($2) in 2016, and $9 in 2015	(13)	(4)	15
Available-for-sale securities, net of tax expense of zero in 2017, zero in 2016, and $6 in 2015	2	(4,432)	4,438
Total other comprehensive income (loss), net of tax	555	(4,780)	3,524
Comprehensive income	$1,272	$185	$4,492

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

years ended December 31 (in millions) (brackets denote cash outflows)		2017	2016	2015
Cash flows from	Net income	$717	$4,965	$968
operations	Adjustments to reconcile income from continuing operations to net cash from operating activities:
	Loss (income) from discontinued operations, net of tax	7	1	(575)
	Depreciation and amortization	761	800	759
	Deferred income taxes	211	(302)	(50)
	Stock compensation	107	115	126
	Realized excess tax benefits from stock issued under employee benefit plans	—	(39)	(7)
	Net periodic pension benefit and OPEB costs	126	116	227
	Business optimization items	70	285	130
	Net realized gains on Baxalta common stock	—	(4,387)	—
	Infusion pump and other product-related charges	(4)	(18)	(28)
	Other	40	264	42
	Changes in balance sheet items
	Accounts and other current receivables, net	30	15	(4)
	Inventories	76	80	(118)
	Accounts payable and accrued liabilities	84	(197)	236
	Business optimization payments	(143)	(164)	(89)
	Other	(229)	90	(364)
	Cash flows from operations – continuing operations	1,853	1,624	1,253
	Cash flows from operations – discontinued operations	(16)	30	518
	Cash flows from operations	1,837	1,654	1,771
Cash flows from	Capital expenditures	(634)	(719)	(911)
investing activities	Acquisitions and investments, net of cash acquired	(686)	(48)	(34)
	Divestitures and other investing activities	10	37	84
	Cash flows from investing activities – continuing operations	(1,310)	(730)	(861)
	Cash flows from investing activities – discontinued operations	—	15	(946)
	Cash flows from investing activities	(1,310)	(715)	(1,807)
Cash flows from	Issuances of debt	633	1,641	6,868
financing activities	Payments of obligations	(1)	(1,381)	(3,786)
	Debt extinguishment costs	—	(16)	(114)
	Decrease in debt with original maturities of three months or less, net	—	(300)	(575)
	Transfer of cash and equivalents to Baxalta	—	—	(2,122)
	Cash dividends on common stock	(315)	(268)	(910)
	Proceeds from stock issued under employee benefit plans	347	286	193
	Purchases of treasury stock	(564)	(292)	—
	Other	(39)	6	(35)
	Cash flows from financing activities	61	(324)	(481)
Effect of foreign exchange rate changes on cash and equivalents		5	(27)	(195)
Increase (decrease) in cash and equivalents		593	588	(712)
Cash and equivalents at beginning of year		2,801	2,213	2,925
Cash and equivalents at end of year		$3,394	$2,801	$2,213
Supplemental schedule of non-cash investing and financing activities
Net proceeds on Retained Shares transactions		$—	$4,387	$—
Payment of obligations in exchange for Retained Shares		$—	$3,646	$—
Exchange of Baxter shares with Retained Shares		$—	$611	$—
Other supplemental information
Interest paid, net of portion capitalized		$80	$99	$178
Income taxes paid		$255	$500	$466

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	2017		2016		2015
as of and for the years ended December 31 (in millions)	Shares	Amount	Shares	Amount	Shares	Amount
Common stock
Balance, beginning and end of year	683	$683	683	$683	683	$683
Common stock in treasury
Beginning of year	144	(7,995)	136	(7,646)	141	(7,993)
Purchases of common stock	9	(564)	18	(902)	—	—
Stock issued under employee benefit plans and other	(11)	578	(10)	553	(5)	347
End of year	142	(7,981)	144	(7,995)	136	(7,646)
Additional contributed capital
Beginning of year		5,958		5,902		5,853
Stock issued under employee benefit plans and other		(19)		43		49
Other		1		13		—
End of year		5,940		5,958		5,902
Retained earnings
Beginning of year		14,200		9,683		13,227
Net income		717		4,965		968
Dividends declared on common stock		(334)		(276)		(695)
Stock issued under employee benefit plans		(134)		(190)		(90)
Distribution of Baxalta		34		18		(3,727)
End of year		14,483		14,200		9,683
Accumulated other comprehensive income (loss)
Beginning of year		(4,556)		224		(3,650)
Other comprehensive income (loss)		555		(4,780)		3,524
Distribution of Baxalta		—		—		350
End of year		(4,001)		(4,556)		224
Total Baxter shareholders’ equity		$9,124		$8,290		$8,846
Noncontrolling interests
Beginning of year		$(10)		$19		$36
Change in noncontrolling interests		2		(29)		(17)
End of year		$(8)		$(10)		$19
Total equity		$9,116		$8,280		$8,865

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Baxter International Inc., through its subsidiaries, provides a broad portfolio of essential healthcare products across its portfolio, including acute and chronic dialysis therapies; sterile intravenous (IV) solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products. The company’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and by patients at home under physician supervision. The company operates in three segments: Americas, EMEA and APAC, which are described in Note 17.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles (GAAP) requires the company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

Basis of Presentation

The consolidated financial statements include the accounts of Baxter and its majority-owned subsidiaries that Baxter controls, after elimination of intercompany transactions. Certain reclassifications have been made to conform prior period consolidated financial statements to the current period presentation.

On July 27, 2017, Baxter acquired 100 percent of Claris Injectables Limited (Claris), a wholly owned subsidiary of Claris Lifesciences Limited, for total cash consideration of $629 million, net of cash acquired.  Beginning July 27, 2017, Baxter’s financial statements include the assets, liabilities and operating results of Claris.  Refer to Note 5 for additional information.

On July 1, 2015, Baxter completed the distribution of approximately 80.5% of the outstanding common stock of Baxalta Incorporated (Baxalta), to Baxter shareholders (the Distribution). The Distribution was made to Baxter’s shareholders of record as of the close of business on June 17, 2015 (the Record Date), who received one share of Baxalta common stock for each Baxter common share held as of the Record Date. As a result of the Distribution, Baxalta became an independent public company.

In 2016, Baxter disposed of its remaining 19.5% interest in Baxalta through a series of transactions including debt-for-equity exchanges, an equity-for-equity exchange and a contribution to its U.S. pension plan. As a result of these transactions, the company extinguished approximately $3.65 billion in company indebtedness, repurchased 11,526,638 Baxter shares and contributed 17,145,570 Baxalta shares to its U.S. pension plan. On June 3, 2016, Baxalta became a wholly-owned subsidiary of Shire plc (Shire).

References in this report to Baxalta prior to the Merger closing date refers to Baxalta as a stand-alone public company. References in this report to Baxalta subsequent to the Merger closing date refer to Baxalta as a subsidiary of Shire.

As a result of the separation, the consolidated statements of income, consolidated balance sheets, consolidated statements of cash flow, and related financial information reflect Baxalta’s operations, assets and liabilities, and cash flows as discontinued operations for all periods presented. Refer to Note 2 for additional information regarding the separation of Baxalta.

Currency restrictions enacted in Venezuela require Baxter to obtain approval from the Venezuelan government to exchange Venezuelan bolivars for U.S. dollars and require such exchange to be made at the official exchange rate established by the government. In the first quarter of 2016, the Venezuelan government moved from the three-tier exchange rate system to a two-tiered exchange rate system and the official rate for food and medicine imports was adjusted from 6.3 to 10 bolivars per U.S. dollar. Due to a recent decline in transactions settled at the official rate or the secondary rate and limitations on the company’s ability to repatriate funds generated by its Venezuela operations, the company concluded in the second quarter of 2017 that it no longer met the accounting criteria for control over its business in Venezuela and the company deconsolidated its Venezuelan operations on June 30, 2017. As a result of deconsolidating the Venezuelan operations, the company recorded a pre-tax charge of $33 million in other (income) expense, net in 2017. This charge included the write-off of the company’s investment in its Venezuelan operations, related cumulative unrealized translation adjustments and elimination of intercompany amounts. Beginning in the third quarter of 2017, the company no longer includes the results of its Venezuelan business in its consolidated financial statements.

In September 2017, Hurricane Maria caused damage to certain of the company's assets in Puerto Rico and disrupted operations. Insurance, less applicable deductibles and subject to any coverage exclusions, covers the repair or replacement of the company's assets that suffered loss or damage, and the company is working with its insurance carriers and claims adjusters to ascertain the full amount of insurance proceeds due to the company as a result of the damages and the loss the company suffered. The company's insurance policies also provide coverage for interruption to the company’s business, including lost profits, and reimbursement for other expenses and costs that have been incurred relating to the damages and losses suffered. In 2017, the Company recorded $32 million of pre-tax charges related to damages caused by the hurricane, including $11 million related to the impairment of damaged inventory and fixed assets as well as $21 million of idle facility and other costs. These amounts were recorded as a component of cost of sales in the consolidated statement of income for year ended December 31, 2017. At this time, the full amount of business interruption costs and recoveries cannot be estimated, and accordingly, no additional amounts, including amounts for anticipated insurance recoveries, have been recorded as of December 31, 2017

Revenue Recognition

The company recognizes revenues from product sales and services when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred (or services have been rendered), the price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the company’s revenue arrangements are FOB destination. The recognition of revenue is delayed if there are significant post-delivery obligations, such as training, installation or other services. Provisions for discounts, rebates to customers, chargebacks to wholesalers and returns are provided for at the time the related sales are recorded, and are reflected as a reduction to gross sales to arrive at net sales.

The company sometimes enters into arrangements in which it commits to delivering multiple products or services to its customers. In these cases, total arrangement consideration is allocated to the deliverables based on their relative selling prices. Then the allocated consideration is recognized as revenue in accordance with the principles described above. Selling prices are determined by applying a selling price hierarchy and by using vendor specific objective evidence (VSOE), if it exists. Otherwise, selling prices are determined using third party evidence (TPE). If neither VSOE nor TPE is available, the company uses its best estimate of selling prices.

Accounts Receivable and Allowance for Doubtful Accounts

In the normal course of business, the company provides credit to its customers, performs credit evaluations of these customers and maintains reserves for potential credit losses. In determining the amount of the allowance for doubtful accounts, the company considers, among other items, historical credit losses, the past-due status of receivables, payment histories and other customer-specific information. Receivables are written off when the company determines they are uncollectible. The allowance for doubtful accounts was $120 million at December 31, 2017 and $127 million at December 31, 2016.

Product Warranties

The company provides for the estimated costs relating to product warranties at the time the related revenue is recognized. The cost is determined based on actual company experience for the same or similar products, as well as other relevant information. Product warranty liabilities are adjusted based on changes in estimates.

Cash and Equivalents

Cash and equivalents include cash, certificates of deposit and money market funds with an original maturity of three months or less.

Inventories

as of December 31 (in millions)	2017	2016
Raw materials	$347	$319
Work in process	116	122
Finished goods	1,012	989
Inventories	$1,475	$1,430

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Market value for raw materials is based on replacement costs, and market value for work in process and finished goods is based on net realizable value. The company reviews inventories on hand at least quarterly and records provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.

Property, Plant and Equipment, Net

as of December 31 (in millions)	2017	2016
Land	$144	$118
Buildings and leasehold improvements	1,687	1,486
Machinery and equipment	6,220	5,551
Equipment with customers	1,403	1,297
Construction in progress	694	710
Total property, plant and equipment, at cost	10,148	9,162
Accumulated depreciation	(5,560)	(4,873)
Property, plant and equipment (PP&E), net	$4,588	$4,289

Depreciation expense is calculated using the straight-line method over the estimated useful lives of the related assets, which range from 20 to 50 years for buildings and improvements and from three to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease (including any renewal periods, if appropriate) or the asset, whichever is shorter. Baxter capitalizes certain computer software and software development costs incurred in connection with developing or obtaining software for internal use as part of machinery and equipment. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the software, and are included in depreciation expense. Straight-line and accelerated methods of depreciation are used for income tax purposes. Depreciation expense was $607 million in 2017, $632 million in 2016 and $597 million in 2015. Depreciation expense in 2017 and 2016 included accelerated depreciation of $18 million and $48 million, respectively, related to business optimization and separation costs.

Acquisitions

Results of operations of acquired companies are included in the company’s results of operations as of the respective acquisition dates. The purchase price of each acquisition is allocated to the net assets acquired based on estimates of their fair values at the date of the acquisition. Any purchase price in excess of these net assets is recorded as goodwill. The allocation of purchase price in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date.

Contingent consideration is recognized at the estimated fair value on the acquisition date. Subsequent changes to the fair value of contingent payments are recognized in earnings as a component of other (income) expense, net. Contingent payments related to acquisitions may consist of development, regulatory and commercial milestone payments, in addition to sales-based payments, and are valued using discounted cash flow techniques. The fair value of development, regulatory and commercial milestone payments reflects management’s expectations of probability of payment, and increases or decreases as the probability of payment or expectation of timing of payments changes. The fair value of sales-based payments is based upon probability-weighted future revenue estimates and increases or decreases as revenue estimates or expectation of timing of payments changes.

Research and Development

Research and development (R&D) costs, including R&D acquired in transactions that are not business combinations, are expensed as incurred. Pre-regulatory approval contingent milestone obligations to counterparties in collaborative arrangements which include acquired R&D are expensed when the milestone is achieved. Contingent milestone payments made to such counterparties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangible assets, net of accumulated amortization.

Acquired in-process R&D (IPR&D) is the value assigned to technology or products under development acquired in a business combination which have not received regulatory approval and have no alternative future use.

Acquired IPR&D is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition are expensed as incurred. Upon receipt of regulatory approval of the related technology or product, the indefinite-lived intangible asset is accounted for as a finite-lived intangible asset and amortized on a straight-line basis over the estimated economic life of the related technology or product, subject to annual impairment reviews as discussed below. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

Collaborative Arrangements

The company enters into collaborative arrangements in the normal course of business. These collaborative arrangements take a number of forms and structures, and are designed to enhance and expedite long-term sales and profitability growth. These arrangements may provide that Baxter obtain commercialization rights to a product under development, and require Baxter to make upfront payments, contingent milestone payments, profit-sharing, and/or royalty payments. Baxter may be responsible for ongoing costs associated with the arrangements, including R&D cost reimbursements to the counterparty. See above regarding the accounting treatment of upfront and contingent payments. Any royalty and profit-sharing payments during the commercialization phase are expensed as cost of sales when they become due and payable.

Business Optimization Charges

The company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. Employee termination costs are primarily recorded when actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period. Refer to the discussion below regarding the accounting for asset impairment charges.

Goodwill, Intangible Assets, and Other Long-Lived Assets

Goodwill is the excess of purchase price over the fair value of acquired assets and liabilities in a business combination.  Goodwill is not amortized, but is subject to an impairment review annually and whenever indicators of impairment exist. Goodwill would be impaired if the carrying amount of a reporting unit exceeded the fair value of that reporting unit, calculated as the present value of estimated cash flows discounted using a risk-free market rate adjusted for a market participant’s view of similar companies and perceived risks in the cash flows. The implied fair value of goodwill is then determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting unit, with an impairment charge recorded for the excess, if any, of carrying amount of goodwill over the implied fair value.

Indefinite-lived intangible assets, such as IPR&D acquired in business combinations and certain trademarks with indefinite lives, are subject to an impairment review annually and whenever indicators of impairment exist. Indefinite-lived intangible assets are impaired if the carrying amount of the asset exceeded the fair value of the asset.

The company reviews the carrying amounts of long-lived assets, other than goodwill and intangible assets not subject to amortization, for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the group are largely independent of the cash flows of other assets and liabilities. The company then compares the carrying amounts of the assets or asset groups with the related estimated undiscounted future cash flows. In the event impairment exists, an impairment charge is recorded as the amount by which the carrying amount of the asset or asset group exceeds the fair value.

Shipping and Handling Costs

Shipping costs, which are costs incurred to physically move product from Baxter’s premises to the customer’s premises, are classified as marketing and administrative expenses. Handling costs, which are costs incurred to store, move and prepare products for shipment, are classified as cost of sales. Approximately $291 million in 2017, $311 million in 2016 and $272 million in 2015 of shipping costs were classified in marketing and administrative expenses.

Income Taxes

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. The company maintains valuation allowances unless it is more likely than not that the deferred tax asset will be realized. With respect to uncertain tax positions, the company determines whether the position is more likely than not to be sustained upon examination, based on the technical merits of the position. Any tax position that meets the more likely than not recognition threshold is measured and recognized in the consolidated financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the consolidated balance sheets to the extent the company anticipates making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the consolidated statements of income.

Refer to the Recently Adopted Accounting Pronouncements section of this note and Note 15 for additional information related to the 2017 Tax Act.

Foreign Currency Translation

Currency translation adjustments (CTA) related to foreign operations are included in other comprehensive income (OCI). For foreign operations in highly inflationary economies, translation gains and losses are included in other (income) expense, net, and were not material in 2017, 2016 and 2015.

Derivatives and Hedging Activities

All derivative instruments are recognized as either assets or liabilities at fair value in the consolidated balance sheets and are classified as short-term or long-term based on the scheduled maturity of the instrument. Based upon the exposure being hedged, the company designates its hedging instruments as cash flow, fair value or net investment hedges.

For each derivative instrument that is designated and effective as a cash flow hedge, the gain or loss on the derivative is accumulated in accumulated other comprehensive income (AOCI) and then recognized in earnings consistent with the underlying hedged item. Option premiums or net premiums paid are initially recorded as assets and reclassified to OCI over the life of the option, and then recognized in earnings consistent with the underlying hedged item. Cash flow hedges are classified in net sales, cost of sales, and net interest expense, and primarily related to forecasted third-party sales denominated in foreign currencies, forecasted intercompany sales denominated in foreign currencies and anticipated issuances of debt, respectively.

For each derivative instrument that is designated and effective as a fair value hedge, the gain or loss on the derivative is recognized into earnings, with an offsetting loss or gain recognized against the carrying value on the underlying hedged item. Changes in the fair value of the hedges are classified in net interest expense, as they hedge the interest rate risk associated with certain of the company’s fixed-rate debt.

For a portion of the company’s senior notes, the company has designated this debt as a hedge of its net investment in its European operations, and, as a result, mark to spot rate adjustments of the outstanding debt balances have been and will be recorded as a component of AOCI.

For derivative instruments that are not designated as hedges, the change in fair value is recorded directly to other (income) expense, net.

If it is determined that a derivative or nonderivative hedging instrument is no longer highly effective as a hedge, the company discontinues hedge accounting prospectively. If the company removes the cash flow hedge designation because the hedged forecasted transactions are no longer probable of occurring, any gains or losses are immediately reclassified from AOCI to earnings. Gains or losses relating to terminations of effective cash flow hedges in which the forecasted transactions are still probable of occurring are deferred and recognized consistent with the income or loss recognition of the underlying hedged items. If the company terminates a fair value hedge, an amount equal to the cumulative fair value adjustment to the hedged items at the date of termination is amortized to earnings over the remaining term of the hedged item. If the company removes the net investment hedge designation, any gains or losses recognized in AOCI are not reclassified to earnings until the company sells, liquidates, or deconsolidates the foreign investments that were being hedged.

Derivatives, including those that are not designated as a hedge, are principally classified in the operating section of the consolidated statements of cash flows.

Refer to Note 9 for further information regarding the company’s derivative and hedging activities.

New Accounting Standards

Recently issued accounting standards not yet adopted

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.  As a result of the enactment of the 2017 Tax Act, the FASB issued new accounting guidance on the reclassification of certain tax effects from AOCI to retained earnings. The optional guidance is effective January 1, 2019, with early adoption permitted. The Company is evaluating whether it will adopt the new guidance along with any impacts on the company’s financial position, results of operations and cash flows.

In August 2017, the FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, which amends ASC 815, Derivatives and Hedging. The purpose of this ASU is to better align a company’s risk management activities and financial reporting for hedging relationships, simplify the hedge accounting requirements, and improve the disclosures of hedging arrangements. The effective date for this ASU is January 1, 2019, with early adoption permitted. The company is evaluating the potential effects on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory. ASU No. 2016-16 generally accelerates the recognition of income tax consequences for asset transfers between entities under common control. Entities are required to adopt using a modified retrospective approach with a cumulative adjustment to opening retained earnings in the year of adoption for previously unrecognized income tax expense. The company anticipates a negative retained earnings adjustment of approximately $66 million upon adoption of the standard on January 1, 2018 related to the unrecognized income tax effects of asset transfers that occurred prior to adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases. Under the new guidance, lessees are required to recognize a right-of-use asset and a lease liability on the balance sheet for all leases, other than those that meet the definition of a short-term lease.  This update will establish a lease asset and lease liability by lessees for those leases classified as operating under current GAAP. Leases will be classified as either operating or finance under the new guidance. Operating leases will result in straight-line expense in the income statement, similar to current operating leases, and finance leases will result in more expense being recognized in the earlier years of the lease term, similar to current capital leases.  This ASU is effective for the company beginning January 1, 2019. The company is currently evaluating the impact of this standard on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition. ASU No. 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU No. 2014-09 will be effective for the company beginning on January 1, 2018. The standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The company has completed an assessment of the new standard and is currently executing its detailed implementation plan and developing processes and controls for gathering information for required disclosures. The company will adopt the standard using the modified retrospective method.  The primary impact of the new standard relates to the company’s contract manufacturing operations and software arrangements.  Certain contract manufacturing arrangements may require revenue recognition over-time in situations in which the company produces products that have no alternative use and the company has an enforceable right to payment for performance completed to date, inclusive of a reasonable profit margin. This may result in an acceleration of revenue recognition for certain contractual arrangements as compared to recognition under current accounting literature.  The new guidance is also expected to impact the company’s arrangements subject to current software revenue recognition guidance, as the company may be required to recognize as revenue a significant portion of the contract consideration upon delivery of the software compared to the current practice of recognizing the contract consideration ratably over time for certain arrangements. The company expects the adjustment to increase its opening balance of retained earnings by approximately $50 million, net of tax, upon adoption.  The company does not expect ASU 2014-09 to have a material impact to reported revenue in subsequent reporting periods.

Recently adopted accounting pronouncements

As of January 1, 2018, the company adopted Accounting Standards Update (ASU) No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which amends ASC 715, Compensation – Retirement Benefits, to require employers that present a measure of operating income in their statements of earnings to include only the service cost component of net periodic postretirement benefit cost in operating expenses. The service cost component of net periodic pension and postretirement benefit cost should be presented in the same operating expense line items as other employee compensation costs arising from services rendered during the period. The other components of net periodic pension and postretirement benefit cost, including interest costs, expected return on assets, amortization of prior service cost/credit and actuarial gains/losses, and settlement and curtailment effects, are to be included separately and outside of any subtotal of operating income. This guidance impacted the presentation of the company’s consolidated statements of income with no impact on net income.  The company elected to apply the practical expedient which allows it to reclassify amounts disclosed previously in the retirement and other benefits footnote as the basis for applying retrospective presentation for prior comparative periods. As adoption is required to be on a retrospective basis, the company has recast its historical consolidated statements of income presented herein. The retrospective impact of adoption for the years ended December 31, 2017, 2016 and 2015 are shown in the following tables.

	Year Ended December 31, 2017
	As Previously Reported	Adjustments	As Adjusted

Cost of sales	$6,099	$(8)	$6,091
Gross margin	4,462	8	4,470
Marketing and administrative expenses	2,587	(21)	2,566
Research and development expenses	617	(4)	613
Operating income	1,258	33	1,291
Other (income) expense, net	(14)	33	19

	Year Ended December 31, 2016
	As Previously Reported	Adjustments	As Adjusted

Cost of sales	$6,053	$(6)	$6,047
Gross margin	4,110	6	4,116
Marketing and administrative expenses	2,739	(14)	2,725
Research and development expenses	647	(1)	646
Operating income	724	21	745
Other (income) expense, net	(4,296)	21	(4,275)

	Year Ended December 31, 2015
	As Previously Reported	Adjustments	As Adjusted

Cost of sales	$5,822	$(45)	$5,777
Gross margin	4,146	45	4,191
Marketing and administrative expenses	3,094	(63)	3,031
Research and development expenses	603	(16)	587
Operating income	449	124	573
Other (income) expense, net	(105)	124	19

As of January 1, 2017, the company adopted on a prospective basis ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation. The updated guidance requires all tax effects related to share-based payments to be recorded in income tax expense in the consolidated statement of income. Previous guidance required that tax effects of deductions in excess of share-based compensation costs (windfall tax benefits) be recorded in additional paid-in capital, and tax deficiencies be recorded in additional paid-in capital to the extent of previously recognized windfall tax benefits, with the remainder recorded in income tax expense. The new guidance also requires the cash flows resulting from windfall tax benefits to be reported as operating activities in the consolidated statement of cash flows, rather than the previous requirement to present windfall tax benefits as an inflow from financing activities. As a result of the adoption, net income and operating cash flow for 2017 increased by approximately $56 million.  The prior periods have not been restated and therefore, windfall tax benefits of $39 million and $7 million, respectively, for 2016 and 2015 were not included in net income and were included as cash flows from financing activities in the consolidated statement of cash flows.

In December 2017, the SEC issued guidance for situations where the accounting for certain elements of the 2017 Tax Act cannot be completed prior to the release of a company's financial statements. For specific elements of the 2017 Tax Act, the company has determined a reasonable estimate for certain effects and has recorded that estimate as a provisional amount. The guidance provides a measurement period to allow a company to account for these specific elements, which begins in the reporting period that includes the enactment of the 2017 Tax Act and ends when the company has obtained, prepared and analyzed the information needed in order to complete its accounting assessments. The resulting tax effects must be recognized in the period the assessment is complete, and included in income tax (benefit) expense, accompanied by appropriate disclosures.  The measurement period shall not exceed one year from enactment, December 22, 2018.

NOTE 2

SEPARATION OF BAXALTA INCORPORATED

On July 1, 2015, Baxter completed the distribution of approximately 80.5% of the outstanding common stock of Baxalta Incorporated (Baxalta) to Baxter shareholders (the Distribution). After giving effect to the Distribution, the company retained 19.5% of the outstanding common stock, or 131,902,719 shares of Baxalta (Retained Shares).  The Distribution was made to Baxter’s shareholders of record as of the close of business on June 17, 2015 (Record Date), who received one share of Baxalta common stock for each Baxter common share held as of the Record Date. As a result of the Distribution, Baxalta became an independent public company trading under the symbol “BXLT” on the New York Stock Exchange.

On June 3, 2016, Baxalta became a wholly-owned subsidiary of Shire plc (Shire) through a merger of a wholly-owned Shire subsidiary with and into Baxalta, with Baxalta as the surviving subsidiary (the Merger). References in this report to Baxalta prior to the Merger closing date refer to Baxalta as a stand-alone public company. References in this report to Baxalta subsequent to the Merger closing date refer to Baxalta as a subsidiary of Shire.

On July 1, 2015, Baxter transferred net assets of $4.1 billion to Baxalta as a result of the separation.  In 2016 and 2017, Baxter recorded certain separation related adjustments within equity of $18 million and $34 million, respectively.  For a portion of Baxalta’s operations, the legal transfer of Baxalta’s assets and liabilities did not occur with the separation of Baxalta on July 1, 2015 due to the time required to transfer marketing authorizations and other regulatory requirements in certain countries. Under the terms of the International Commercial Operations Agreement (ICOA), Baxalta is subject to the risks and entitled to the benefits generated by these operations and assets until legal transfer; therefore, the net economic benefit and any cash collected by these entities by Baxter are transferred to Baxalta. As of December 31, 2016, Baxter recorded a liability of $47 million for its obligation to transfer these net assets, primarily accounts and other current receivables, net, to Baxalta.  As of December 31, 2017, all operations and assets in all countries have been separated.

The following table is a summary of the operating results of Baxalta, which have been reflected as discontinued operations for the years ended December 31, 2017, 2016 and 2015.

Years ended December 31 (in millions)	2017	2016	2015
Major classes of line items constituting income from discontinued operations before income taxes
Net sales	$7	$148	$2,895
Cost of sales	(5)	(139)	(1,207)
Marketing and administrative expenses	(1)	(20)	(542)
Research and development expenses	—	—	(387)
Other (income) and expense items that are not major	—	1	(7)
Total (loss) income from discontinued operations before income taxes	1	(10)	752
Gain on disposal of discontinued operations	2	19	—
Income tax expense	—	10	177
Total (loss) income from discontinued operations	$3	$(1)	$575

In 2016, the company transferred $161 million of net assets to Baxalta resulting in a pre-tax gain of $19 million.  In 2017, the remaining assets were transferred resulting in a pre-tax gain of $2 million.  These gains are recorded within (loss) income from discontinued operations, net of tax.

Baxter and Baxalta entered into several additional agreements in connection with the July 1, 2015 separation, including a transition services agreement (TSA), separation and distribution agreement, manufacturing and supply agreements (MSA), tax matters agreement and a long-term services agreement.

Pursuant to the TSA, Baxter and Baxalta and their respective subsidiaries are providing to each other, on an interim, transitional basis, various services. Services being provided by Baxter include, among others, finance, information technology, human resources, quality, supply chain and certain other administrative services. The services generally commenced on the Distribution date and are expected to terminate within 36 months of the Distribution date. Billings by Baxter under the TSA are recorded as a reduction of the costs to provide the respective service in the applicable expense category, primarily in marketing and administrative expenses, in the consolidated statements of income. In 2017, 2016 and 2015, the company recognized approximately $56 million, $101 million and $75 million, respectively, as a reduction to marketing and administrative expenses related to the TSA.

Pursuant to the MSA, Baxalta or Baxter, as the case may be, manufactures, labels, and packages products for the other party. The terms of the agreements range in initial duration from five to 10 years. In 2017, 2016 and 2015, Baxter recognized approximately $22 million, $39 million and $37 million, respectively, in sales to Baxalta. In addition, in 2017, 2016 and 2015, Baxter recognized approximately $170 million, $189 million and $100 million, respectively, in cost of sales related to purchases from Baxalta pursuant to the MSA. The cash flows associated with these agreements are included in cash flows from operations — continuing operations.

In December 2015, Baxter sold to Baxalta certain assets for approximately $28 million with no resulting impact to net income.

Cash outflows of $16 million in 2017, inflows of $30 million in 2016, and inflows of $518 million in 2015 were reported in cash flows from operations – discontinued operations. These cash flows relate to non-assignable tenders whereby Baxter remains the seller of Baxalta products, transactions related to importation services Baxter provides in certain countries, in addition to trade payables settled following local separation on Baxalta’s behalf.

NOTE 3

SUPPLEMENTAL FINANCIAL INFORMATION

Prepaid Expenses and Other

as of December 31 (in millions)	2017	2016
Prepaid value added taxes	$134	$114
Prepaid income taxes	99	147
Other	368	341
Prepaid expenses and other	$601	$602

Other Long-Term Assets

as of December 31 (in millions)	2017	2016
Deferred income taxes	$408	$629
Other long-term receivables	187	181
All other	192	167
Other long-term assets	$787	$977

Accounts Payable and Accrued Liabilities

as of December 31 (in millions)	2017	2016
Accounts payable, principally trade	$920	$791
Common stock dividends payable	87	70
Employee compensation and withholdings	548	542
Property, payroll and certain other taxes	143	143
Business optimization reserves	100	153
Accrued rebates	218	206
Separation-related reserves	—	46
All other	717	661
Accounts payable and accrued liabilities	$2,733	$2,612

Other Long-Term Liabilities

as of December 31 (in millions)	2017	2016
Pension and other employee benefits	$1,211	$1,492
Deferred tax liabilities	280	93
Litigation reserves	27	19
Business optimization reserves	12	11
All other	135	128
Other long-term liabilities	$1,665	$1,743

Net Interest Expense

years ended December 31 (in millions)	2017	2016	2015
Interest costs	$98	$107	$197
Interest costs capitalized	(13)	(18)	(51)
Interest expense	85	89	146
Interest income	(30)	(23)	(20)
Net interest expense	$55	$66	$126

Other (Income) Expense, net

years ended December 31 (in millions)	2017	2016	2015
Foreign exchange	$(50)	$(28)	$(113)
Net loss on debt extinguishment	—	153	130
Net realized gains on Retained Shares transaction	—	(4,387)	—
Gain on litigation settlement	—	—	(52)
Gain on sale of investments and other assets	(3)	(3)	(38)
Venezuela deconsolidation	33	-	-
Pension and other postemployment benefit plans	33	21	124
All other	6	(31)	(32)
Other (income) expense, net	$19	$(4,275)	$19

NOTE 4

EARNINGS PER SHARE

The numerator for both basic and diluted earnings per share (EPS) is either net income, income from continuing operations, or income from discontinued operations. The denominator for basic EPS is the weighted-average number of common shares outstanding during the period. The dilutive effect of outstanding stock options, restricted stock units (RSUs) and performance share units (PSUs) is reflected in the denominator for diluted EPS using the treasury stock method.

The following table is a reconciliation of basic shares to diluted shares.

years ended December 31 (in millions)	2017	2016	2015
Basic shares	543	546	545
Effect of dilutive securities	12	5	4
Diluted shares	555	551	549

The effect of dilutive securities included unexercised stock options, unvested RSUs and contingently issuable shares related to granted PSUs. The computation of diluted EPS excluded 2 million, nil, and 18 million equity awards in  2017, 2016, and 2015, respectively, because their inclusion would have had an anti-dilutive effect on diluted EPS. Refer to Note 12 for additional information regarding items impacting basic shares.

NOTE 5

ACQUISITIONS AND OTHER ARRANGEMENTS

Claris Injectables Limited

On July 27, 2017, Baxter acquired 100 percent of Claris, a wholly owned subsidiary of Claris Lifesciences Limited, for total cash consideration of approximately $629 million, net of cash acquired. Through the acquisition, Baxter added capabilities in production of essential generic injectable medicines, such as anesthesia and analgesics, renal, anti-infectives and critical care in a variety of presentations including bags, vials and ampoules.

In the fourth quarter of 2017, the company adjusted its preliminary estimates of the fair value of assets acquired and liabilities assumed as of the acquisition date. The measurement period adjustments included a $45 million increase to other intangible assets and a $26 million increase to deferred tax and uncertain tax position liabilities.  The adjustments resulted in a corresponding decrease in goodwill of $19 million. The measurement period adjustments did not have a material impact on Baxter’s results of operations in 2017.

The following table summarizes the fair value of the assets acquired and liabilities assumed as of the acquisition date for the company’s acquisition of Claris:

(in millions)
Assets acquired and liabilities assumed
Cash	$11
Accounts and other current receivables	16
Inventories	30
Prepaid expenses and other	16
Property, plant and equipment	132
Goodwill	291
Other intangible assets	280
Other	20
Accounts payable and accrued liabilities	(22)
Other long-term liabilities	(134)
Total assets acquired and liabilities assumed	$640

The valuation of total assets acquired and liabilities assumed are preliminary and measurement period adjustments may be recorded in the future as the company finalizes its fair value estimates.  The results of operations of Claris have been included in the company’s consolidated statement of income since the date the business was acquired and were not material. Acquisition and integration costs associated with the Claris acquisition were $28 million in 2017, and were primarily included within marketing and administrative expenses in the consolidated statements of income.

Baxter allocated $280 million of the total consideration to acquired intangible assets.  The acquired intangible assets include $140 million of developed technology with a weighted-average useful life of 8 years and $140 million of IPR&D with an indefinite useful life. For the IPR&D, additional R&D will be required prior to technological feasibility.

The fair value of intangible assets was determined using the income approach.  The income approach is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset will generate over its remaining useful life, discounted to present value at a rate to reflect the internal rate of return and uncertainty in the cash flow projections.  The discount rates used to measure the developed technology and IPR&D intangible assets were 12% and 13%, respectively.  The company considers the fair value of each of the acquired intangible assets to be Level 3 assets due to the significant estimates and assumptions used by management in establishing the estimated fair values.  Refer to Note 10 for additional information regarding fair value measurements.

The goodwill, which is not deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits to Baxter in the injectables market, and is included in the Americas segment.

Baxter and Claris Lifesciences Limited have reached an agreement to settle certain claims related to the acquired operations and to terminate a development agreement with Dorizoe Lifesciences Limited.  As a result, Baxter received $73 million in February 2018 and released an accrued liability to Claris Lifesciences Limited of $7 million. The total of $80 million will be reflected as a benefit in the 2018 consolidated income statement.

RECOTHROM and PREVELEAK

In January 2018, Baxter agreed to acquire two hemostat and sealant products from Mallinckrodt plc: RECOTHROM Thrombin topical (Recombinant), the first and only stand-alone recombinant thrombin, and PREVELEAK Surgical Sealant, which is used in vascular reconstruction.  The purchase price includes an upfront payment of approximately $153 million and potential contingent payments in the future.  The transaction is expected to close in the first half of 2018, subject to the satisfaction of regulatory approvals and other closing conditions.

Celerity Pharmaceuticals, LLC

In September 2013, Baxter entered into an agreement with Celerity Pharmaceutical, LLC (Celerity) to develop certain acute care generic injectable premix and oncolytic molecules through regulatory approval. Baxter transferred its rights in these molecules to Celerity and Celerity assumed ownership and responsibility for development of the molecules. Baxter is obligated to purchase the individual product rights from Celerity if the products obtain regulatory approval. In 2017, 2016 and 2015, Baxter paid $20 million, $23 million and $14 million, respectively, to acquire the rights to various molecules. Baxter capitalized the purchase prices as intangible assets and is amortizing the assets over their estimated economic lives of 12 years. As of December 31, 2017, Baxter’s estimated future payments total up to $243 million upon Celerity’s achievement of specified regulatory approvals.

Other

In addition to the significant arrangements described above, Baxter has entered into several other collaborative arrangements. Baxter could make additional payments of up to $25 million upon the achievement of certain development and regulatory milestones, in addition to future payments related to contingent commercialization milestones, profit-sharing, and royalties.

NOTE 6

GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The following table is a summary of the activity in goodwill by segment.

(in millions)	Americas	EMEA	APAC	Total
December 31, 2015	$2,144	$341	$202	$2,687
Additions	3	—	—	$3
Currency translation and other adjustments	(76)	(12)	(7)	$(95)
December 31, 2016	$2,071	$329	$195	$2,595
Additions	242	38	23	303
Currency translation and other adjustments	161	25	15	201
December 31, 2017	$2,474	$392	$233	$3,099

As of December 31, 2017, there were no reductions in goodwill relating to impairment losses.

As discussed in Note 17 – Segment Information, in 2017, Baxter announced a change in its commercial structure to improve performance, optimize costs, increase speed in the decision-making process and drive improved accountability across the company. This resulted in a change in the company’s operating segments and reporting units. The company allocated goodwill to its new reporting units using a relative fair value approach. In addition, the company completed an assessment of any potential goodwill impairment for all reporting units immediately prior to and after the reallocation and determined that no impairment existed.

Other Intangible Assets, Net

The following table is a summary of the company’s other intangible assets.

(in millions)	Developed technology, including patents	Other amortized intangible assets	Indefinite-lived intangible assets	Total
December 31, 2017
Gross other intangible assets	$2,002	$435	$172	$2,609
Accumulated amortization	(1,010)	(225)	—	(1,235)
Other intangible assets, net	$992	$210	$172	$1,374
December 31, 2016
Gross other intangible assets	$1,690	$384	$57	$2,131
Accumulated amortization	(855)	(165)	—	(1,020)
Other intangible assets, net	$835	$219	$57	$1,111

Intangible asset amortization expense was $154 million in 2017, $163 million in 2016, and $158 million in 2015. The anticipated annual amortization expense for definite-lived intangible assets recorded as of December 31, 2017 is $163 million in 2018, $158 million in 2019, $152 million in 2020, $147 million in 2021 and $145 million in 2022.

In 2016, the company recorded an impairment charge of $27 million related to an indefinite-lived intangible asset (acquired IPR&D) relating to its in-center hemodialysis program. The asset was written down to estimated fair value and recorded in R&D expenses. Additionally, the company recorded an impairment charge of $51 million, of which $41 million was related to a developed technology asset, relating to the company’s synthetic bone repair products business which was acquired from ApaTech Limited in 2010. The assets of the business were written down to estimated fair value and the impairment charge was recorded in cost of sales.

In 2015, the company recorded impairments of approximately $10 million related to acquired IPR&D and $13 million related to developed technology.

NOTE 7

INFUSION PUMP AND BUSINESS OPTIMIZATION CHARGES

Infusion Pump Charges

In 2017, the company recorded a charge of $22 million related to a second field corrective action with respect to the SIGMA Spectrum Infusion Pump, which is predominantly sold in the United States. Remediation primarily includes inspection and repair charges as well as a temporary replacement pump in a limited number of cases. The charge includes estimated cash costs associated with remediation efforts and $2 million of these charges have been utilized as of December 31, 2017.

In 2014, the company recorded a charge of $93 million related to a field corrective action with respect to the SIGMA Spectrum Infusion Pump. The United States Food and Drug Administration (FDA) categorized the action as a Class 1 recall during the second quarter of 2014. Remediation primarily included software-related corrections and a replacement pump in a limited number of cases. In 2014,the company utilized $4 million of the established reserve. During 2015, the company refined its expectations relating to the costs associated with the remediation effort and recorded partial reversals of the cash and non-cash reserves totaling $26 million and $10 million, respectively. Additionally, the company utilized $13 million of the cash reserves during 2015. In 2016, the company recorded utilization of cash and non-cash reserves of $22 million and $3 million, respectively, as well as partial reversals of cash and non-cash reserves of $11 million and $1 million, respectively. As of December 31, 2016, the remediation efforts were substantially complete and the remaining costs and reserves were considered immaterial to the company.

Business Optimization Charges

Beginning in the second half of 2015, the company has initiated actions to transform the company’s cost structure and enhance operational efficiency. These efforts include restructuring the organization, optimizing the manufacturing footprint, R&D operations and supply chain network, employing disciplined cost management, and centralizing and streamlining certain support functions. Through December 31, 2017 the company incurred cumulative pre-tax costs of $576 million related to these actions. The costs consisted primarily of employee termination, implementation costs, and accelerated depreciation. The company expects to incur additional pre-tax cash costs of approximately $240 million and capital expenditures of $50 million through the completion of these initiatives. These costs will primarily include employee termination costs, implementation costs, and accelerated depreciation.

In addition to the programs above, the company recorded additional net business optimization charges of $125 million in 2016. These charges primarily include employee termination costs, contract termination costs, asset impairments, and Gambro integration costs. Approximately 40% of these costs were non-cash. The company does not anticipate incurring any additional costs related to these programs in the future and these programs were substantially complete by the end of 2017.

The company recorded the following charges related to business optimization programs in 2017, 2016, and 2015:

years ended December 31 (in millions)	2017	2016	2015
Restructuring charges, net	$70	$285	$130
Costs to implement business optimization programs	89	65	—
Gambro integration costs	—	26	73
Accelerated depreciation	10	33	—
Total business optimization charges	$169	$409	$203

For segment reporting, business optimization charges are unallocated expenses.

Included in the restructuring charges for 2017 were net employee termination costs of $59 million which primarily consisted of a global workforce reduction program.  In addition, $6 million of asset impairment charges related to facility closure costs and $5 million of other exit costs were incurred.

Included in the restructuring charges for 2016 were net employee termination costs of $180 million which primarily consisted of a global workforce reduction program and $27 million related to the impairment of acquired IPR&D as described in Note 6. Restructuring charges for 2016 also included $54 million for costs associated with the discontinuation of the VIVIA home hemodialysis development program. These costs consist of contract termination costs of $21 million, asset impairments of $31 million and other exit costs of $2 million.

Included in the restructuring charges for 2015 were net employee termination costs of $83 million which primarily related to the global workforce reduction program mentioned above. Additionally, asset impairments of $13 million and $29 million were recorded related to a developed technology intangible assets and a manufacturing facility rationalization program, respectively.

The company recorded the following components of restructuring costs in 2017, 2016 and 2015:

	2017
(in millions)	COGS	SGA	R&D	Total
Employee termination costs	$31	$47	$—	$78
Contract termination costs	—	5	—	5
Asset impairments	5	1	—	6
Reserve adjustments
Employee termination costs	(9)	(8)	(2)	(19)
Total restructuring charges	$27	$45	$(2)	$70

	2016
(in millions)	COGS	SGA	R&D	Total
Employee termination costs	$72	$109	$13	$194
Contract termination costs	9	5	13	27
Asset impairments	38	—	40	78
Reserve adjustments
Employee termination costs	(1)	(11)	(2)	(14)
Total restructuring charges	$118	$103	$64	$285

	2015
(in millions)	COGS	SGA	R&D	Total
Employee termination costs	$14	$86	$15	$115
Contract termination costs	3	2	—	5
Asset impairments	40	—	2	42
Reserve adjustments
Employee termination costs	(19)	(10)	(3)	(32)
Total restructuring charges	$38	$78	$14	$130

Costs to implement business optimization programs in 2017 were $89 million. These costs consisted primarily of external consulting and transition costs, as well as employee salary and related costs. The costs were included within marketing and administrative and R&D expense.

Costs related to the integration of Gambro were included within marketing and administrative expense for all referenced periods.

In 2017 and 2016, the company recognized accelerated depreciation primarily associated with facilities to be closed of $10 million and $33 million, respectively. The costs were recorded in cost of sales.

The following table summarizes activity in the reserves related to the company’s business optimization initiatives.

(in millions)
Reserve at December 31, 2014	$127
2015 charges	120
Reserve adjustments	(32)
Utilization in 2015	(89)
Currency translation	(10)
Reserve at December 31, 2015	116
2016 charges	221
Reserve adjustments	(14)
Utilization in 2016	(164)
Currency translation	5
Reserve at December 31, 2016	164
2017 charges	83
Reserve adjustments	(19)
Utilization in 2017	(143)
Currency translation	27
Reserve at December 31, 2017	$112

Reserve adjustments primarily relate to employee termination cost reserves established in prior periods.

Approximately 90% of the company’s restructuring reserves as of December 31, 2017 relate to employee termination costs, with the remaining reserves attributable to contract termination costs.  Of the $112 million liability, $100 million is included within accounts payable and accrued liabilities and $12 million is included within other long-term liabilities on the consolidated balance sheet.  The reserves are expected to be substantially utilized by the end of 2020.

NOTE 8

DEBT, CREDIT FACILITIES AND LEASE COMMITMENTS

Debt Outstanding

At December 31, 2017 and 2016, the company had the following debt outstanding:

as of December 31 (in millions)	Effective interest rate in 2017[1]	2017[2]	2016[2]
Variable-rate loan due 2020	1.0%	$300	$294
1.7% notes due 2021	1.9%	398	397
2.4% notes due 2022	2.5%	206	208
1.3% notes due in 2025	1.2%	714	—
2.6% notes due 2026	2.7%	744	744
7.65% debentures due 2027	7.7%	5	5
6.625% debentures due 2028	6.7%	99	99
6.25% notes due 2037	6.3%	265	265
3.65% notes due 2042	3.7%	6	6
4.5% notes due 2043	4.5%	255	255
3.5% notes due 2046	3.6%	439	439
Other	—	81	70
Total debt and capital lease obligations		3,512	2,782
Current portion		(3)	(3)
Long-term portion		$3,509	$2,779

[1]	Excludes the effect of any related interest rate swaps.
[2]	Book values include any discounts, premiums and adjustments related to hedging instruments.

Significant Debt Issuances

In May 2017, Baxter issued €600 million of senior notes at a fixed coupon rate of 1.30% due in May 2025. The company has designated this debt as a nonderivative net investment hedge of its European operations for accounting purposes.

In August 2016, Baxter issued senior notes with a total aggregate principal amount of $1.6 billion, comprised of $400 million at a fixed coupon rate of 1.70% due in August 2021, $750 million at a fixed coupon rate of 2.60% due in August 2026 and $450 million at a fixed coupon rate of 3.50% due in August 2046.

Debt Redemption

In September 2016, Baxter redeemed an aggregate of approximately $1 billion in principal amount of its 1.850% Senior Notes due 2017, 1.850% Senior Notes due 2018, 5.375% Senior Notes due 2018, 4.500% Senior Notes due 2019, 4.250% Senior Notes due 2020 and 3.200% Senior Notes due 2023. Baxter paid approximately $1 billion, including accrued and unpaid interest and tender premium, to redeem such notes. As a result of the debt redemptions, the company recognized a loss on extinguishment of debt in 2016 of approximately $52 million, which is included in other (income) expense, net.

Debt-for-Equity Exchanges

On January 27, 2016, Baxter exchanged Retained Shares for the extinguishment of $1.45 billion aggregate principal amount outstanding under its $1.8 billion U.S. dollar-denominated revolving credit facility. This exchange extinguished the indebtedness under the facility, which was terminated in connection with such debt-for-equity exchange. There were no material prepayment penalties or breakage costs associated with the termination of the facility. Baxter recognized a net realized gain of $1.25 billion related to the Retained Shares exchanged, which is included in other (income) expense, net in 2016.

On March 16, 2016, the company exchanged Retained Shares for the extinguishment of approximately $2.2 billion in principal amount of its 0.950% Notes due May 2016, 5.900% Notes due August 2016, 1.850% Notes due January 2017, 5.375% Notes due May 2018, 1.850% Notes due June 2018, 4.500% Notes due August 2019 and 4.250% Notes due February 2020 purchased by certain third party purchasers in previously announced debt tender offers. As a result, the company recognized a net loss on extinguishment of debt totaling $101 million and a net realized gain of $2.0 billion on the Retained Shares exchanged, which are included in other (income) expense, net in 2016.

Debt Maturities

In 2016, the company repaid the $190 million outstanding balance of its 0.95% senior unsecured notes that matured in June 2016. In addition, the company repaid the $130 million outstanding balance of its 5.9% senior unsecured notes that matured in September 2016.

Debt Tender Offer

On July 6, 2015 and July 21, 2015 the company purchased an aggregate of approximately $2.7 billion in principal amount of its 5.900% Notes due September 2016, 6.625% Debentures due February 2028, 6.250% Notes due December 2037, 3.650% Notes due August 2042, 4.500% Notes due June 2043, 3.200% Notes due June 2023, and 2.400% Notes due August 2022 pursuant to a debt tender offer. Baxter paid approximately $2.9 billion, including accrued and unpaid interest and tender premium, to purchase such notes. As a result of the debt tender offers the company recognized a loss on extinguishment of debt in 2015 of $130 million, which is included in other (income) expense, net within the consolidated statements of income.

Credit Facilities

The company’s U.S. dollar-denominated revolving credit facility and Euro-denominated senior revolving credit facility have a maximum capacity of $1.5 billion and approximately €200 million, respectively. As of December 31, 2017 and 2016, there were no borrowings outstanding under the company’s revolving credit facilities. The facilities enable the company to borrow funds on an unsecured basis at variable interest rates, and contain various covenants, including a maximum net leverage ratio and maximum interest coverage ratio.

The company also maintains other credit arrangements, which totaled $134 million at December 31, 2017, and $271 million at December 31, 2016. There were no borrowings outstanding under these arrangements at December 31, 2017 and December 31, 2016.

At December 31, 2017, the company was in compliance with the financial covenants in these agreements. The non-performance of any financial institution supporting any of the credit facilities would reduce the maximum capacity of these facilities by each institution’s respective commitment

Leases

The company leases certain facilities and equipment under capital and operating leases expiring at various dates. The leases generally provide for the company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Most of the operating leases contain renewal options. For the years ending December 31, 2017, 2016, and 2015 operating lease rent expense was $154 million, $174 million, and $184 million, respectively.

Future Minimum Lease Payments and Debt Maturities

as of and for the years ended December 31 (in millions)	Operating leases	Debt maturities and capital leases
2018	$129	$3
2019	107	2
2020	84	302
2021	69	402
2022	63	210
Thereafter	246	2,612
Total obligations and commitments	698	3,531
Discounts, premiums, and adjustments relating to hedging instruments	—	(19)
Total debt and lease obligations	$698	$3,512

NOTE 9

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

Foreign Currency and Interest Rate Risk Management

The company operates on a global basis and is exposed to the risk that its earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange and interest rates. The company’s hedging policy attempts to manage these risks to an acceptable level based on the company’s judgment of the appropriate trade-off between risk, opportunity and costs.

The company is primarily exposed to foreign exchange risk with respect to recognized assets and liabilities, forecasted transactions and net assets denominated in the Euro, British Pound, Chinese Yuan, Korean Won, Australian Dollar, Canadian Dollar, Japanese Yen, Colombian Peso, Brazilian Real, Mexican Peso and New Zealand Dollar. The company manages its foreign currency exposures on a consolidated basis, which allows the company to net exposures and take advantage of any natural offsets. In addition, the company uses derivative and nonderivative instruments to further reduce the net exposure to foreign exchange. Gains and losses on the hedging instruments offset losses and gains on the hedged transactions and reduce the earnings and equity volatility resulting from foreign exchange. Financial market and currency volatility may limit the company’s ability to cost-effectively hedge these exposures.

The company is also exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in interest rates. The company’s policy is to manage interest costs using a mix of fixed- and floating-rate debt that the company believes is appropriate. To manage this mix in a cost-efficient manner, the company periodically enters into interest rate swaps in which the company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional amount.

The company does not hold any instruments for trading purposes and none of the company’s outstanding derivative instruments contain credit-risk-related contingent features.

Cash Flow Hedges

The company may use options, including collars and purchased options, forwards and cross-currency swaps to hedge the foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities. The company periodically uses forward-starting interest rate swaps and treasury rate locks to hedge the risk to earnings associated with movements in interest rates relating to anticipated issuances of debt. Certain other firm commitments and forecasted transactions are also periodically hedged. Cash flow hedges primarily related to forecasted intercompany sales denominated in foreign currencies, and anticipated issuances of debt.

The notional amounts of foreign exchange contracts were $660 million and $561million as of December 31, 2017 and 2016, respectively. The company did not have any interest rate contracts designated as cash flow hedges outstanding at December 31, 2017 and 2016. The maximum term over which the company has cash flow hedge contracts in place related to forecasted transactions at December 31, 2017 is 12 months.

Fair Value Hedges

The company uses interest rate swaps to convert a portion of its fixed-rate debt into variable-rate debt. These instruments hedge the company’s earnings from changes in the fair value of debt due to fluctuations in the designated benchmark interest rate.

The total notional amount of interest rate contracts designated as fair value hedges was $200 million as of December 31, 2017 and 2016, respectively.

Net Investment Hedges

In May 2017, the company issued €600 million of senior notes due May 2025. The company has designated this debt as a hedge of a portion of its net investment in its European operations and, as a result, mark to spot rate adjustments of the outstanding debt balances have been and will be recorded as a component of AOCI. As of December 31, 2017, the company had an accumulated pre-tax unrealized translation loss in AOCI of $79 million related to the Euro-denominated senior notes.

Dedesignations

If it is determined that a derivative or nonderivative hedging instrument is no longer highly effective as a hedge, the company discontinues hedge accounting prospectively. If the company removes the cash flow hedge designation because the hedged forecasted transactions are no longer probable of occurring, any gains or losses are immediately reclassified from AOCI to earnings. Gains or losses relating to terminations of effective cash flow hedges in which the forecasted transactions are still probable of occurring are deferred and recognized consistent with the loss or income recognition of the underlying hedged items.

There were no hedge dedesignations in 2017, 2016 or 2015 resulting from changes in the company’s assessment of the probability that the hedged forecasted transactions would occur.

If the company terminates a fair value hedge, an amount equal to the cumulative fair value adjustment to the hedged items at the date of termination is amortized to earnings over the remaining term of the hedged item. In 2016, the company terminated a total notional value of $765 million of interest rate contracts in connection with the March 2016 debt tender offers, resulting in a $34 million reduction to the debt extinguishment loss.

If the company terminates a net investments hedge, any gain or loss recognized in AOCI is not reclassified to earnings until the company sells, liquidates, or deconsolidates the foreign investments that were being hedged.

Undesignated Derivative Instruments

The company uses forward contracts to hedge earnings from the effects of foreign exchange relating to certain of the company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments are generally not formally designated as hedges and the terms of these instruments generally do not exceed one month.

The total notional amount of undesignated derivative instruments was $885 million as of December 31, 2017 and $822 million as of December 31, 2016.

Gains and Losses on Derivative Instruments

The following table summarizes the gains and losses on the company’s derivative instruments for the years ended December 31, 2017, 2016, and 2015.

	Gain (loss) recognized in OCI			Location of gain (loss) in	Gain (loss) reclassified from AOCI into income
(in millions)	2017	2016	2015	income statement	2017	2016	2015
Cash flow hedges
Interest rate contracts	$(3)	$—	$—	Other (income) expense, net	$—	$9	$—
Foreign exchange contracts	—	—	(1)	Net sales	—	—	—
Foreign exchange contracts	(24)	1	4	Cost of sales	(8)	(3)	47
Net investment hedge	(79)	—	—	Other (income) expense, net	—	—	—
Total	$(106)	$1	$3		$(8)	$6	$47

	Location of gain (loss) in income statement	Gain (loss) recognized in income
(in millions)		2017	2016	2015
Fair value hedges
Interest rate contracts	Net interest expense	$(3)	$9	$(43)
Undesignated derivative instruments
Foreign exchange contracts	Other (income) expense, net	$(20)	$4	$(13)

For the company’s fair value hedges, equal and offsetting gains of $3 million, losses of $9 million and gains of $43 million were recognized in net interest expense in 2017, 2016 and 2015, respectively, as adjustments to the underlying hedged items, fixed-rate debt. Ineffectiveness related to the company’s cash flow and fair value hedges for the year ended December 31, 2017 was not material.

The following table summarizes net-of-tax activity in AOCI, a component of shareholders’ equity, related to the company’s cash flow hedges.

as of and for the years ended December 31 (in millions)	2017	2016	2015
Accumulated other comprehensive income (loss) balance at beginning of year	$3	$7	$34
(Loss) gain in fair value of derivatives during the year	(18)	1	4
Amount reclassified to earnings during the year	5	(5)	(31)
Accumulated other comprehensive income balance at end of year	(10)	$3	$7

As of December 31, 2017, $8 million of deferred, net after-tax gains on derivative instruments included in AOCI are expected to be recognized in earnings during the next 12 months, coinciding with when the hedged items are expected to impact earnings.

Fair Values of Derivative Instruments

The following table summarizes the classification and fair value amounts of derivative instruments reported in the consolidated balance sheet as of December 31, 2017.

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Interest rate contracts	Other long-term assets	4	Other long-term liabilities	—
Foreign exchange contracts	Prepaid expenses and other	14	Accounts payable and accrued liabilities	3
Total derivative instruments designated as hedges		$18		$3
Undesignated derivative instruments
Foreign exchange contracts	Prepaid expenses and other	$1	Accounts payable and accrued liabilities	$1
Total derivative instruments		$19		$4

The following table summarizes the classification and fair value amounts of derivative instruments reported in the consolidated balance sheet as of December 31, 2016.

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Interest rate contracts	Other long-term assets	$7	Other long-term liabilities	$—
Foreign exchange contracts	Prepaid expenses and other	22	Accounts payable and accrued liabilities	1
Total derivative instruments designated as hedges		$29		$1
Undesignated derivative instruments
Foreign exchange contracts	Prepaid expenses and other	$1	Accounts payable and accrued liabilities	$2
Total derivative instruments		$30		$3

While the company’s derivatives are all subject to master netting arrangements, the company presents its assets and liabilities related to derivative instruments on a gross basis within the consolidated balance sheets. Additionally, the company is not required to post collateral for any of its outstanding derivatives. The following table provides information on the company’s derivative positions as if they were presented on a net basis, allowing for the right of offset by counterparty.

	December 31, 2017		December 31, 2016
(in millions)	Asset	Liability	Asset	Liability
Gross amounts recognized in the consolidated balance sheet	$19	$4	$30	$3
Gross amount subject to offset in master netting arrangements not offset in the consolidated balance sheet	(4)	(4)	(3)	(3)
Total	$15	$—	$27	$—

NOTE 10

FINANCIAL INSTRUMENTS AND RELATED FAIR VALUE MEASUREMENTS

Receivable Securitizations

For trade receivables originated in Japan, the company has entered into agreements with financial institutions in which the entire interest in and ownership of the receivable is sold. The company continues to service the receivables in its Japanese securitization arrangement. Servicing assets or liabilities are not recognized because the company receives adequate compensation to service the sold receivables. The Japanese securitization arrangement includes limited recourse provisions, which are not material.

The following is a summary of the activity relating to the securitization arrangement.

as of and for the years ended December 31 (in millions)	2017	2016	2015
Sold receivables at beginning of year	$68	$81	$104
Proceeds from sales of receivables	270	348	361
Cash collections (remitted to the owners of the receivables)	(270)	(367)	(384)
Effect of currency exchange rate changes	3	6	—
Sold receivables at end of year	$71	$68	$81

The net losses relating to the sales of receivables were immaterial for each year.

Concentrations of Credit Risk

The company invests excess cash in certificates of deposit or money market funds and diversifies the concentration of cash among different financial institutions. With respect to financial instruments, where appropriate, the company has diversified its selection of counterparties, and has arranged collateralization and master-netting agreements to minimize the risk of loss.

The company continues to do business with foreign governments in certain countries, including Greece, Spain, Portugal and Italy, which have experienced deterioration in credit and economic conditions. As of December 31, 2017 and 2016, the company’s net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $149 million and $137 million, respectively.

Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. Global economic conditions, governmental actions and customer-specific factors may require the company to re-evaluate the collectability of its receivables and the company could potentially incur additional credit losses. These conditions may also impact the stability of the Euro.

Fair Value Measurements

The fair value hierarchy under the accounting standard for fair value measurements consists of the following three levels:

•	Level 1 — Quoted prices in active markets that the company has the ability to access for identical assets or liabilities;
•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

•

Level 3 — Valuations using significant inputs that are unobservable in the market and include the use of judgment by the company’s management about the assumptions market participants would use in pricing the asset or liability.

The following table summarizes the bases used to measure financial assets and liabilities that are carried at fair value on a recurring basis in the consolidated balance sheets.

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2017	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign currency hedges	$15	$—	$15	$—
Interest rate hedges	4	—	4	—
Available-for-sale securities	8	8	—	—
Total assets	$27	$8	$19	$—
Liabilities
Foreign currency hedges	$4	$—	$4	$—
Contingent payments related to acquisitions	9	—	—	9
Total liabilities	$13	$—	$4	$9

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign currency hedges	$23	$—	$23	$—
Interest rate hedges	7	—	7	—
Available-for-sale securities	9	9	—	—
Total assets	$39	$9	$30	$—
Liabilities
Foreign currency hedges	$3	$—	$3	$—
Contingent payments related to acquisitions	19	—	—	19
Total liabilities	$22	$—	$3	$19

As of December 31, 2017, cash and equivalents of $3.4 billion included money market funds of approximately $0.7 billion, which are considered Level 2 in the fair value hierarchy.

Contingent payments related to acquisitions consist of commercial milestone payments and sales-based payments, and are valued using discounted cash flow techniques. The fair value of commercial milestone payments reflects management’s expectations of probability of payment, and increases as the probability of payment increases or expectation of timing of payments is accelerated. The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases as revenue estimates increase, probability weighting of higher revenue scenarios increase or expectation of timing of payment is accelerated.

The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consist of contingent payments related to acquisitions.

(in millions)	Contingent payments
Fair value as of December 31, 2015	$20
Additions	—
Payments	(1)
Net gains recognized in earnings	—
Fair value as of December 31, 2016	19
Additions	—
Payments	(9)
Net gains recognized in earnings	(1)
Fair value as of December 31, 2017	$9

The following table provides information relating to the company’s investments in available-for-sale equity securities.

(in millions)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
December 31, 2017	$8	$—	$—	$8
December 31, 2016	$13	$—	$4	$9

Book Values and Fair Values of Financial Instruments

In addition to the financial instruments that the company is required to recognize at fair value in the consolidated balance sheets, the company has certain financial instruments that are recognized at historical cost or some basis other than fair value. For these financial instruments, the following table provides the values recognized in the consolidated balance sheets and the approximate fair values.

	Book values		Approximate fair values
as of December 31 (in millions)	2017	2016	2017	2016
Assets
Investments	$43	$31	$43	$31
Liabilities
Current maturities of long-term debt and lease obligations	3	3	3	3
Long-term debt and lease obligations	3,509	2,779	3,595	2,756

The following table summarizes the bases used to measure the approximate fair value of the financial instruments as of December 31, 2017 and 2016.

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2017	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments	$43	$—	$—	$43
Total assets	$43	$—	$—	$43
Liabilities
Current maturities of long-term debt and lease obligations	3	—	3	—
Long-term debt and lease obligations	3,595	—	3,595	—
Total liabilities	$3,598	$—	$3,598	$—

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments	$31	$—	$—	$31
Total assets	$31	$—	$—	$31
Liabilities
Current maturities of long-term debt and lease obligations	3	—	3	—
Long-term debt and lease obligations	2,756	—	2,756	—
Total liabilities	$2,759	$—	$2,759	$—

Investments in 2017 and 2016 include certain cost method investments.

In determining the fair value of cost method investments, the company takes into consideration recent transactions, as well as the financial information of the investee, which represents a Level 3 basis of fair value measurement.

The estimated fair values of current and long-term debt were computed by multiplying price by the notional amount of the respective debt instrument. Price is calculated using the stated terms of the respective debt instrument and yield curves commensurate with the company’s credit risk. The carrying values of the other financial instruments approximate their fair values due to the short-term maturities of most of these assets and liabilities.

In 2017, the company recorded $8 million of other-than-temporary impairment charges within other (income) expense, net related to the company’s investments.  In 2016, the company recorded net $4.4 billion of realized gains within other (income) expense, net related to exchanges of available-for-sale equity securities, which represented gains from the Retained Shares transactions. On May 6, 2016, Baxter made a voluntary non-cash contribution of 17,145,570 Retained Shares to the company’s U.S. pension fund. The company recorded $611 million of realized gains within other (income) expense, net related to the contribution of Retained Shares. On May 26, 2016, Baxter completed an exchange of 13,360,527 Retained Shares for 11,526,638 outstanding shares of Baxter common stock. The company recorded $537 million of realized gains within other (income) expense, net related to the exchange of the Retained Shares. The company held no shares of Baxalta as of December 31, 2016. Refer to the debt-for-equity exchange section in Note 8 for discussion related to the 2016 Retained Shares transactions.

NOTE 11

COMMITMENTS AND CONTINGENCIES

Collaborative and Other Arrangements

Refer to Note 5 for information regarding the company’s unfunded contingent payments associated with collaborative and other arrangements.

Indemnifications

During the normal course of business, Baxter makes indemnities, commitments and guarantees pursuant to which the company may be required to make payments related to specific transactions. Indemnifications include: (i) intellectual property indemnities to customers in connection with the use, sales or license of products and services; (ii) indemnities to customers in connection with losses incurred while performing services on their premises; (iii) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct; (iv) indemnities involving the representations and warranties in certain contracts; (v) contractual indemnities related to the separation and distribution as set forth in certain of the agreements entered into in connection with such transactions (including the separation and distribution agreement and the tax matters agreement with Baxalta); and (vi) contractual indemnities for its directors and certain of its executive officers for services provided to or at the request of Baxter. In addition, under Baxter’s Amended and Restated Certificate of Incorporation, and consistent with Delaware General Corporation Law, the company has agreed to indemnify its directors and officers for certain losses and expenses upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that the company could be obligated to make. To help address some of these risks, the company maintains various insurance coverages. Based on historical experience and evaluation of the agreements, the company does not believe that any significant payments related to its indemnities will occur, and therefore the company has not recorded any associated liabilities.

Legal Contingencies

Refer to Note 16 for a discussion of the company’s legal contingencies.

NOTE 12

SHAREHOLDERS’ EQUITY

Stock-Based Compensation

The company’s stock-based compensation generally includes stock options, restricted stock units (RSUs), performance share units (PSUs) and purchases under the company’s employee stock purchase plan. Shares issued relating to the company’s stock-based plans are generally issued out of treasury stock.

Approved in 2015, the Baxter International Inc. 2015 Incentive Plan provided for 35 million additional shares of common stock available for issuance with respect to awards for participants. As of December 31, 2017, approximately 36 million authorized shares are available for future awards under the company’s stock-based compensation plans.

Stock Compensation Expense

Stock compensation expense was $107 million, $115 million and $126 million in 2017, 2016 and 2015, respectively. The related tax benefit recognized was $31 million in 2017, $34 million in 2016 and $38 million in 2015.

Stock compensation expense is recorded at the corporate level and is not allocated to the segments. Approximately 70% of stock compensation expense is classified in marketing and administrative expenses, with the remainder classified in cost of sales and R&D expenses. Costs capitalized in the consolidated balance sheets at December 31, 2017 and 2016 were not material.

Stock compensation expense is based on awards expected to vest, and therefore has been reduced by estimated forfeitures.

Stock Options

Stock options are granted to employees and non-employee directors with exercise prices equal to 100% of the market value on the date of grant. Stock options granted to employees generally vest in one-third increments over a three-year period. Stock options granted to non-employee directors generally vest immediately on the grant date and are issued with a six-month claw-back provision. Stock options typically have a contractual term of 10 years. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period.

The fair value of stock options is determined using the Black-Scholes model. The weighted-average assumptions used in estimating the fair value of stock options granted during each year, along with the weighted-average grant-date fair values, were as follows:

years ended December 31	2017	2016	2015
Expected volatility	19%	20%	20%
Expected life (in years)	5.5	5.5	5.5
Risk-free interest rate	2.1%	1.4%	1.7%
Dividend yield	1.0%	1.2%	2.9%
Fair value per stock option	$10	$7	$9

The following table summarizes stock option activity for the year ended December 31, 2017 and the outstanding stock options as of December 31, 2017.

(options and aggregate intrinsic values in thousands)	Options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding as of January 1, 2017	33,076	$35.73
Granted	5,822	$51.42
Exercised	(9,031)	$33.80
Forfeited	(1,605)	$41.81
Expired	(54)	$34.25
Outstanding as of December 31, 2017	28,208	$39.25	6.2	$715,900
Vested or expected to vest as of December 31, 2017	27,712	$39.07	6.1	$708,533
Exercisable as of December 31, 2017	16,364	$35.51	4.8	$476,756

The aggregate intrinsic value in the table above represents the difference between the exercise price and the company’s closing stock price on the last trading day of the year. The total intrinsic value of options exercised in 2017, 2016 and 2015 were $203 million, $162 million and $43 million, respectively.

As of December 31, 2017, $55 million of unrecognized compensation cost related to stock options is expected to be recognized as expense over a weighted-average period of approximately 1.8 years.

RSUs

RSUs are granted to employees and non-employee directors. RSUs granted to employees generally vest in one-third increments over a three-year period. RSUs granted to non-employee directors generally vest immediately on the grant date and are issued with a six-month claw-back provision. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period. The fair value of RSUs is determined based on the number of shares granted and the close price of the company’s common stock on the date of grant.

The following table summarizes nonvested RSU activity for the year ended December 31, 2017.

(share units in thousands)	Share units	Weighted- average grant-date fair value
Nonvested RSUs as of January 1, 2017	2,698	$32.90
Granted	1,145	$55.11
Vested	(1,355)	$29.84
Forfeited	(287)	$38.41
Nonvested RSUs as of December 31, 2017	2,201	$45.65

As of December 31, 2017 $65 million of unrecognized compensation cost related to RSUs is expected to be recognized as expense over a weighted-average period of approximately 2.0 years. The weighted-average grant-date fair value of RSUs granted in 2017, 2016 and 2015 was $55.11, $40.32 and $66.65, respectively. The fair value of RSUs vested in 2017, 2016 and 2015 was $88 million, $50 million and $73 million, respectively.

PSUs

The company’s annual equity awards stock compensation program for senior management includes the issuance of PSUs based on adjusted operating margin as well as stock performance relative to the company’s peer group. Fifty percent of the PSUs granted 2015 were based on return on invested capital (ROIC) instead of adjusted operating margin. The vesting condition for adjusted operating margin or ROIC PSUs is set at the beginning of the year for each tranche of the award during the three-year service period. Compensation cost for the adjusted operating margin or ROIC PSUs is measured based on the fair value of the awards on the date that the specific vesting terms for each tranche of the award are established. The fair value of the awards is determined based on the quoted price of the company’s stock on the grant date for each tranche of the award. The compensation cost for adjusted operating margin or ROIC PSUs is adjusted at each reporting date to reflect the estimated probability of achieving the vesting condition.

The fair value for PSUs based on stock performance relative to the company’s peer group is determined using a Monte Carlo model. The assumptions used in estimating the fair value of these PSUs granted during the period, along with the grant-date fair values, were as follows:

years ended December 31	2017	2016	2015
Baxter volatility	19%	20%	19%
Peer group volatility	16%-54%	17%-51%	16%-38%
Correlation of returns	0.19-0.58	0.22-0.73	0.24-0.55
Risk-free interest rate	1.6%	1.0%	1.1%
Fair value per PSU	$69	$51	$46

Unrecognized compensation cost related to all unvested PSUs of $23 million at December 31, 2017 is expected to be recognized as expense over a weighted-average period of 1.7 years.

The following table summarizes nonvested PSU activity for the year ended December 31, 2017.

(share units in thousands)	Share units	Weighted- average grant-date fair value
Nonvested PSUs as of January 1, 2017	278	$46.82
Granted	461	$62.22
Vested	(194)	$34.35
Forfeited	(85)	$52.31
Nonvested PSUs as of December 31, 2017	460	$66.50

Realized Excess Income Tax Benefits and the Impact on the Statements of Cash Flows

Realized excess tax benefits associated with stock compensation are presented in the consolidated statements of cash flows as an inflow within the operating section for 2017 and as an inflow within the financing section in 2016 and 2015, respectively. Realized excess tax benefits from stock-based compensation related to continuing operations were $56 million, $39 million and $7 million in 2017, 2016 and 2015, respectively.

Employee Stock Purchase Plan

Nearly all employees are eligible to participate in the company’s employee stock purchase plan. The employee purchase price is 85% of the closing market price on the purchase date.

The Baxter International Inc. Employee Stock Purchase Plan provides for 10 million shares of common stock available for issuance to eligible participants, of which approximately four million shares were available for future purchases as of December 31, 2017.

During 2017, 2016, and 2015, the company issued approximately 0.8 million, 1.0 million and 1.1 million shares, respectively, under the employee stock purchase plan. The number of shares under subscription at December 31, 2017 totaled approximately 1 million.

Cash Dividends

Total cash dividends declared per common share for 2017, 2016, and 2015 were $0.61, $0.51 and $1.27, respectively.

A quarterly dividend of $0.13 per share ($0.52 on an annualized basis) was declared in February 2017 and was paid in April 2017. Quarterly dividends of $0.16 per share ($0.64 on an annualized basis) were declared in May and July of 2017 and were paid in July and October of 2017, respectively. Baxter’s board of directors declared a quarterly dividend of $0.16 per share in November of 2017, which was paid in January of 2018.

Stock Repurchase Programs

As authorized by the board of directors, the company repurchases its stock depending on the company’s cash flows, net debt level and market conditions. The company repurchased 9.2 million shares for $564 million in cash in 2017 and 6.3 million shares for $287 million in cash in 2016. The company did not repurchase shares in 2015. In July 2012, the board of directors authorized the repurchase of up to $2 billion of the company’s common stock. The board of directors increased this authority by an additional $1.5 billion in each of November 2016 and February 2018. $1.1 billion of purchase authority remained available as of December 31, 2017.  After giving effect to the February 2018 approval and 2018 share repurchases, $2.3 billion of repurchase authority remained available as of February 20, 2018.

NOTE 13

RETIREMENT AND OTHER BENEFIT PROGRAMS

The company sponsors a number of qualified and nonqualified pension plans for eligible employees. The company also sponsors certain unfunded contributory healthcare and life insurance benefits for substantially all domestic retired employees. Newly hired employees in the United States and Puerto Rico are not eligible to participate in the pension plans but receive a higher level of company contributions in the defined contribution plans.

In 2017, the company made a $115 million voluntary cash contribution to the qualified U.S. pension plan.

In 2016, the company made a $706 million voluntary, non-cash contribution to the qualified U.S. pension plan using Retained Shares. Refer to Note 2 for additional information regarding Retained Shares Transactions.

Reconciliation of Pension and OPEB Plan Obligations, Assets and Funded Status

The benefit plan information in the table below pertains to all of the company’s pension and OPEB plans, both in the United States and in other countries.

	Pension benefits		OPEB
as of and for the years ended December 31 (in millions)	2017	2016	2017	2016
Benefit obligations
Beginning of period	$5,717	$5,423	$243	$266
Service cost	91	93	1	2
Interest cost	180	183	7	8
Participant contributions	5	5	—	—
Actuarial loss	333	298	2	10
Benefit payments	(251)	(234)	(18)	(20)
Settlements	(9)	(6)	—	—
Acquisitions	2	—	—	—
Plan amendments	(7)	—	—	(23)
Foreign exchange and other	98	(45)	—	—
End of period	6,159	5,717	235	243
Fair value of plan assets
Beginning of period	4,501	3,698	—	—
Actual return on plan assets	708	309	—	—
Employer contributions	242	752	18	20
Participant contributions	5	5	—	—
Benefit payments	(251)	(234)	(18)	(20)
Settlements	(9)	(6)	—	—
Foreign exchange and other	52	(23)	—	—
End of period	5,248	4,501	—	—
Funded status at December 31	$(911)	$(1,216)	$(235)	$(243)
Amounts recognized in the consolidated balance sheets
Noncurrent asset	$65	$42	$—	$—
Current liability	(24)	(23)	(19)	(19)
Noncurrent liability	(952)	(1,235)	(216)	(224)
Net liability recognized at December 31	$(911)	$(1,216)	$(235)	$(243)

The pension obligation information in the table above represents the projected benefit obligation (PBO). The PBO incorporates assumptions relating to future compensation levels. The accumulated benefit obligation (ABO) is the same as the PBO except that it includes no assumptions relating to future compensation levels. The ABO for all of the company’s pension plans was $5.9 billion and $5.4 billion at the 2017 and 2016 measurement dates, respectively.

The information in the funded status table above represents the totals for all of the company’s pension plans. The following table is information relating to the individual plans in the funded status table above that have an ABO in excess of plan assets.

as of December 31 (in millions)	2017	2016
ABO	$5,398	$5,153
Fair value of plan assets	4,674	4,190

The following table is information relating to the individual plans in the funded status table above that have a PBO in excess of plan assets (many of which also have an ABO in excess of assets, and are therefore also included in the table directly above).

as of December 31 (in millions)	2017	2016
PBO	$5,875	$5,523
Fair value of plan assets	4,899	4,265

Expected Net Pension and OPEB Plan Payments for the Next 10 Years

(in millions)	Pension benefits	OPEB
2018	$250	$20
2019	260	19
2020	271	18
2021	283	17
2022	294	17
2023 through 2027	1,626	73
Total expected net benefit payments for next 10 years	$2,984	$164

The expected net benefit payments above reflect the company’s share of the total net benefits expected to be paid from the plans’ assets (for funded plans) or from the company’s assets (for unfunded plans). The federal subsidies relating to the Medicare Prescription Drug, Improvement and Modernization Act are not expected to be significant.

Amounts Recognized in AOCI

The pension and OPEB plans’ gains or losses, prior service costs or credits, and transition assets or obligations not yet recognized in net periodic benefit cost are recognized on a net-of-tax basis in AOCI and will be amortized from AOCI to net periodic benefit cost in the future. The company utilizes the average future working lifetime as the amortization period for prior service.

The following table is a summary of the pre-tax losses included in AOCI at December 31, 2017 and December 31, 2016.

(in millions)	Pension benefits	OPEB
Actuarial loss (gain)	$1,660	$(76)
Prior service credit and transition obligation	(12)	(88)
Total pre-tax loss recognized in AOCI at December 31, 2017	$1,648	$(164)
Actuarial loss (gain)	$1,885	$(89)
Prior service credit and transition obligation	(5)	(103)
Total pre-tax loss recognized in AOCI at December 31, 2016	$1,880	$(192)

Refer to Note 14 for the net-of-tax balances included in AOCI as of each of the year-end dates. The following table is a summary of the net-of-tax amounts recorded in OCI relating to pension and OPEB plans.

years ended December 31 (in millions)	2017	2016	2015
Gain (loss) arising during the year, net of tax expense (benefit) of $16 in 2017, ($72) in 2016 and $44 in 2015	$50	$(191)	$45
Distribution to Baxalta, net of tax expense of $73	—	—	198
Amortization of loss to earnings, net of tax benefit of $46 in 2017, $36 in 2016 and $61 in 2015	91	94	120
Pension and other employee benefits (loss) gain	$141	$(97)	$363

In 2017 and 2016, OCI activity for pension and OPEB plans was primarily related to actuarial gains and losses.

Amounts Expected to be Amortized from AOCI to Net Periodic Benefit Cost in 2018

With respect to the AOCI balance at December 31, 2017, the following table is a summary of the pre-tax amounts expected to be amortized to net periodic benefit cost in 2018.

(in millions)	Pension benefits	OPEB
Actuarial loss/(gain)	$174	$(10)
Prior service credit and transition obligation	(1)	(15)
Total pre-tax amount expected to be amortized from AOCI to net pension and OPEB cost in 2018	$173	$(25)

Net Periodic Benefit Cost – Continuing Operations

years ended December 31 (in millions)	2017	2016	2015
Pension benefits
Service cost	$91	$93	$128
Interest cost	180	183	211
Expected return on plan assets	(291)	(298)	(270)
Amortization of net losses and other deferred amounts	163	149	192
Settlement losses	—	2	2
Net pension costs related to discontinued operations	—	—	(43)
Net periodic pension benefit cost	$143	$129	$220
OPEB
Service cost	$1	$2	$4
Interest cost	7	8	14
Amortization of net loss and prior service credit	(26)	(19)	(11)
Curtailment	—	(4)	—
Net periodic OPEB cost	$(18)	$(13)	$7

Weighted-Average Assumptions Used in Determining Benefit Obligations at the Measurement Date

	Pension benefits		OPEB
	2017	2016	2017	2016
Discount rate
U.S. and Puerto Rico plans	3.62%	4.09%	3.51%	3.89%
International plans	2.02%	2.05%	n/a	n/a
Rate of compensation increase
U.S. and Puerto Rico plans	3.65%	3.75%	n/a	n/a
International plans	3.05%	3.08%	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	6.25%	6.25%
Rate decreased to	n/a	n/a	5.00%	5.00%
by the year ended	n/a	n/a	2023	2022

The assumptions above, which were used in calculating the December 31, 2017 measurement date benefit obligations, will be used in the calculation of net periodic benefit cost in 2018.

Effective January 1, 2016, the company changed its approach used to calculate the service and interest components of net periodic benefit cost. Previously, the company calculated the service and interest components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The company has elected an alternative approach that utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The company believes this approach provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The company accounted for this change prospectively as a change in estimate.

Weighted-Average Assumptions Used in Determining Net Periodic Benefit Cost

	Pension benefits			OPEB
	2017	2016	2015	2017	2016	2015
Discount rate
U.S. and Puerto Rico plans	4.09%	4.36%	4.00%	3.89%	4.12%	3.95%
International plans	2.03%	2.60%	2.26%	n/a	n/a	n/a
Expected return on plan assets
U.S. and Puerto Rico plans	6.50%	7.00%	7.25%	n/a	n/a	n/a
International plans	5.77%	6.07%	6.20%	n/a	n/a	n/a
Rate of compensation increase
U.S. and Puerto Rico plans	3.75%	3.75%	3.76%	n/a	n/a	n/a
International plans	3.11%	3.37%	3.33%	n/a	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	n/a	6.25%	6.50%	6.00%
Rate decreased to	n/a	n/a	n/a	5.00%	5.00%	5.00%
by the year ended	n/a	n/a	n/a	2023	2022	2019

The 2015 actuarial gain for the OPEB plan was primarily related to adjustments to the assumptions for retirees who are age 65 and older and receive a subsidy to be utilized on a medical insurance exchange.

The company establishes the expected return on plan assets assumption primarily based on a review of historical compound average asset returns, both company-specific and relating to the broad market (based on the company’s asset allocation), as well as an analysis of current market and economic information and future expectations. The company plans to use a 6.25% assumption for its U.S. and Puerto Rico plans for 2018.

Effect of a One-Percent Change in Assumed Healthcare Cost Trend Rate on the OPEB Plan

The effect of a one-percent change in the assumed healthcare cost trend rate on the service and interest cost components of OPEB cost as well as the OPEB obligation were not significant for 2017 or 2016, respectively.

Pension Plan Assets

An investment committee of members of senior management is responsible for supervising, monitoring and evaluating the invested assets of the company’s funded pension plans. The investment committee, which meets at least quarterly, abides by documented policies and procedures relating to investment goals, targeted asset allocations, risk management practices, allowable and prohibited investment holdings, diversification, use of derivatives, the relationship between plan assets and benefit obligations, and other relevant factors and considerations.

The investment committee’s policies and procedures include the following:

•	Ability to pay all benefits when due;
•	Targeted long-term performance expectations relative to applicable market indices, such as Russell, MSCI EAFE, and other indices;
•	Targeted asset allocation percentage ranges (summarized below), and periodic reviews of these allocations;
•	Diversification of assets among third-party investment managers, and by geography, industry, stage of business cycle and other measures;

•

Specified investment holding and transaction prohibitions (for example, private placements or other restricted securities, securities that are not traded in a sufficiently active market, short sales, certain derivatives, commodities and margin transactions);

•	Specified portfolio percentage limits on holdings in a single corporate or other entity (generally 5% at time of purchase, except for holdings in U.S. government or agency securities);
•	Specified average credit quality for the fixed-income securities portfolio (at least A- by Standard & Poor’s or A3 by Moody’s);
•	Specified portfolio percentage limits on foreign holdings; and
•	Periodic monitoring of investment manager performance and adherence to the investment committee’s policies.

Plan assets are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and exceed the planned benchmark investment return. Investment strategies and asset allocations are based on consideration of plan liabilities, the plans’ funded status and other factors, such as the plans’ demographics and liability durations. Investment performance is reviewed by the investment committee on a quarterly basis and asset allocations are reviewed at least annually.

Plan assets are managed in a balanced portfolio comprised of two major components:  return-seeking investments and liability hedging investments. The target allocations for plan assets are 53% in return-seeking investments and 47% in liability hedging investments and other holdings. The documented policy includes an allocation range based on each individual investment type within the major components that allows for a variance from the target allocations of approximately two to five percentage points depending on the investment type. Return-seeking investments primarily include common stock of U.S. and international companies, common/collective trust funds, mutual funds, hedge funds, and partnership investments. Liability hedging investments and other holdings primarily include cash, money market funds with an original maturity of three months or less, U.S. and foreign government and governmental agency issues, corporate bonds, municipal securities, derivative contracts and asset-backed securities.

While the investment committee provides oversight over plan assets for U.S. and international plans, the summary above is specific to the plans in the United States. The plan assets for international plans are managed and allocated by the entities in each country, with input and oversight provided by the investment committee. The plan assets for the U.S. and international plans are included in the table below.

The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2017	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Measured at NAV
Assets
Fixed income securities
Cash and cash equivalents	$230	$12	$218	$—	$—
U.S. government and government agency issues	641	—	641	—	—
Corporate bonds	1,052	16	1,036	—	—
Equity securities
Common stock:
Large cap	711	711	—	—	—
Mid cap	406	406	—	—	—
Small cap	89	89	—	—	—
Total common stock	1,206	1,206	—	—	—
Mutual funds	390	144	246	—	—
Common/collective trust funds	1,174	—	217	8	949
Partnership investments	413	—	—	—	413
Other holdings	142	10	122	10	—
Collateral held on loaned securities	193	—	193	—	—
Liabilities
Collateral to be paid on loaned securities	(193)	(53)	(140)	—	—
Fair value of pension plan assets	$5,248	$1,335	$2,533	$18	$1,362

		Basis of fair value measurement
(in millions)	Balance at December 31, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Measured at NAV
Assets
Fixed income securities
Cash and cash equivalents	$443	$16	$427	$—	$—
U.S. government and government agency issues	457	—	457	—	—
Corporate bonds	850	13	837	—	—
Equity securities
Common stock:
Large cap	545	545	—	—	—
Mid cap	371	371	—	—	—
Small cap	94	94	—	—	—
Total common stock	1,010	1,010	—	—	—
Mutual funds	336	118	218	—	—
Common/collective trust funds	900	—	143	6	751
Partnership investments	388	—	—	—	388
Other holdings	117	10	97	10	—
Collateral held on loaned securities	126	—	126	—	—
Liabilities
Collateral to be paid on loaned securities	(126)	(37)	(89)	—	—
Fair value of pension plan assets	$4,501	$1,130	$2,216	$16	$1,139

The following table is a reconciliation of changes in fair value measurements that used significant unobservable inputs (Level 3).

(in millions)	Total	Common/collective trust funds	Other holdings
Balance at December 31, 2015	$8	$6	$2
Purchases, sales and settlements	8	—	8
Balance at December 31, 2016	16	6	10
Actual return on plan assets still held at year end	2	2	—
Balance at December 31, 2017	$18	$8	$10

The assets and liabilities of the company’s pension plans are valued using the following valuation methods:

Investment category	Valuation methodology

Cash and cash equivalents	These largely consist of a short-term investment fund, U.S. Dollars and foreign currency. The fair value of the short-term investment fund is based on the net asset value

U.S. government and government agency issues	Values are based on reputable pricing vendors, who typically use pricing matrices or models that use observable inputs

Corporate bonds	Values are based on reputable pricing vendors, who typically use pricing matrices or models that use observable inputs

Common stock	Values are based on the closing prices on the valuation date in an active market on national and international stock exchanges

Mutual funds

Values are based on the net asset value of the units held in the respective fund which are obtained from national and international exchanges or based on the net asset value of the underlying assets of the fund provided by the fund manager

Common/collective trust funds	Values are based on the net asset value of the units held at year end

Partnership investments	Values are based on the net asset value of the participation by the company in the investment as determined by the general partner or investment manager of the respective partnership

Other holdings	The value of these assets vary by investment type, but primarily are determined by reputable pricing vendors, who use pricing matrices or models that use observable inputs

Collateral held on loaned securities	Values are based on the net asset value per unit of the fund in which the collateral is invested

Collateral to be paid on loaned securities	Values are based on the fair value of the underlying securities loaned on the valuation date

Expected Pension and OPEB Plan Funding

The company’s funding policy for its pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the company may determine to be appropriate considering the funded status of the plans, tax deductibility, the cash flows generated by the company, and other factors. Volatility in the global financial markets could have an unfavorable impact on future funding requirements. The company has no obligation to fund its principal plans in the United States in 2018. The company continually reassesses the amount and timing of any discretionary contributions. In 2018, the company does not expect to make a contribution to its Puerto Rico pension plan and expects to make a contribution of at least $26 million to its foreign pension plans. The company expects to have net cash outflows relating to its OPEB plan of approximately $20 million in 2018.

The following table details the funded status percentage of the company’s pension plans as of December 31, 2017, including certain plans that are unfunded in accordance with the guidelines of the company’s funding policy outlined above.

	United States and Puerto Rico		International
as of December 31, 2017 (in millions)	Qualified plans	Nonqualified plan	Funded plans	Unfunded plans	Total
Fair value of plan assets	$4,426	n/a	$822	n/a	$5,248
PBO	4,629	$223	908	$399	6,159
Funded status percentage	96%	n/a	91%	n/a	85%

U.S. Pension Plan Amendments

In January 2018, the company announced changes to its U.S. pension plans.  The company spun off the assets and liabilities of the qualified plan attributable to current employees into a new plan and will freeze the pay and service amounts used to calculate pension benefits for active participants in the U.S. pension plans as of December 31, 2022. The assets and liabilities attributable to retired and former company employees remained with the original qualified plan.  Years of additional service earned and eligible compensation received after December 31, 2022 will not be included in the determination of the benefits payable to participants. These changes resulted in a $57 million decline in the PBO upon the effective date of the changes.  As a result of these changes, net periodic pension and OPEB expense is expected to decrease in 2018. Refer to Note 1 for more information related to a change in income statement presentation for net periodic pension and OPEB costs.

U.S. Defined Contribution Plan

Most U.S. employees are eligible to participate in a qualified defined contribution plan. Expense recognized by the company was $45 million in 2017, $50 million in 2016 and $46 million in 2015.

NOTE 14

ACCUMULATED OTHER COMPREHENSIVE INCOME

Comprehensive income includes all changes in shareholders’ equity that do not arise from transactions with stockholders, and consists of net income, CTA, pension and other employee benefits, unrealized gains and losses on cash flow hedges and unrealized gains and losses on available-for-sale equity securities. The following table is a net-of-tax summary of the changes in AOCI by component for the years ended December 31, 2017 and 2016.

(in millions)	CTA	Pension and other employee benefits	Hedging activities	Available- for-sale securities	Total
Gains (losses)
Balance as of December 31, 2016	$(3,438)	$(1,122)	$3	$1	$(4,556)
Other comprehensive income (loss) before reclassifications	396	50	(18)	(1)	427
Amounts reclassified from AOCI	29	91	5	3	128
Net other comprehensive (loss) income	425	141	(13)	2	555
Balance as of December 31, 2017	$(3,013)	$(981)	$(10)	$3	$(4,001)

(in millions)	CTA	Pension and other employee benefits	Hedging activities	Available- for-sale securities	Total
Gains (losses)
Balance as of December 31, 2015	$(3,191)	$(1,025)	$7	$4,433	$224
Other comprehensive income (loss) before reclassifications	(247)	(191)	1	104	(333)
Amounts reclassified from AOCI	—	94	(5)	(4,536)	(4,447)
Net other comprehensive (loss) income	(247)	(97)	(4)	(4,432)	(4,780)
Balance as of December 31, 2016	$(3,438)	$(1,122)	$3	$1	$(4,556)

The following table is a summary of the amounts reclassified from AOCI to net income during the years ended December 31, 2017 and 2016.

	Amounts reclassified from AOCI (a)
(in millions)	2017	2016	Location of impact in income statement
Translation adjustments
Loss on Venezuela deconsolidation	$(29)	$—	Other (income) expense, net
	(29)	—	Total before tax
	—	—	Income tax expense (benefit)
	$(29)	$—	Net of tax
Amortization of pension and other employee benefits items
Actuarial losses and other(b)	$(137)	$(130)	Other (income) expense, net
	(137)	(130)	Total before tax
	46	36	Income tax expense (benefit)
	$(91)	$(94)	Net of tax
Gains (losses) on hedging activities
Interest rate contracts	$—	$9	Other (income) expense, net
Foreign exchange contracts	(8)	(3)	Cost of sales
	(8)	6	Total before tax
	3	(1)	Income tax expense (benefit)
	$(5)	$5	Net of tax
Available-for-sale securities
Other-than-temporary impairment of equity securities	$(5)	$—	Other (income) expense, net
Gain on available-for-sale equity securities	—	4,536	Other (income) expense, net
	(5)	4,536	Total before tax
	2	—	Income tax expense (benefit)
	$(3)	$4,536	Net of tax
Total reclassification for the period	$(128)	$4,447	Total net of tax

(a)	Amounts in parentheses indicate reductions to net income.
(b)	These AOCI components are included in the computation of net periodic benefit cost disclosed in Note 13.

Refer to Note 9 for additional information regarding hedging activity and Note 13 for additional information regarding the amortization of pension and other employee benefits items.

NOTE 15

INCOME TAXES

Income from Continuing Operations Before Income Tax Expense by Category

years ended December 31 (in millions)	2017	2016	2015
United States	$(291)	$3,906	$(738)
International	1,508	1,048	1,166
Income from continuing operations before income taxes	$1,217	$4,954	$428

Income Tax Expense Related to Continuing Operations

years ended December 31 (in millions)	2017	2016	2015
Current
United States
Federal	$8	$10	$(251)
State and local	18	(3)	(6)
International	273	282	345
Current income tax expense	299	289	88
Deferred
United States
Federal	233	(286)	(9)
State and local	(7)	3	(20)
International	(32)	(18)	(24)
Deferred income tax expense	194	(301)	(53)
Income tax expense (benefit)	$493	$(12)	$35

Deferred Tax Assets and Liabilities

as of December 31 (in millions)	2017	2016
Deferred tax assets
Accrued expenses	$269	$377
Retirement benefits	248	411
Tax credits and net operating losses	834	747
Valuation allowances	(483)	(150)
Total deferred tax assets	868	1,385
Deferred tax liabilities
Subsidiaries’ unremitted earnings	35	145
Asset basis differences	705	704
Total deferred tax liabilities	740	849
Net deferred tax asset	$128	$536

At December 31, 2017, the company had U.S. operating loss carryforwards totaling $413 million and tax credit carryforwards totaling $348 million. The U.S. operating loss carryforwards expire between 2018 and 2037 and the tax credits expire between 2018 and 2037. At December 31, 2017, the company had foreign operating loss carryforwards totaling $1.6 billion and foreign tax credit carryforwards totaling $59 million. Of these foreign amounts, $3 million expires in 2018, $2 million expires in 2019, $37 million expires in 2020, $47 million expires in 2021, $4 million expires in 2022, $440 million expires after 2022 and $1.1 billion has no expiration date. Realization of these operating loss and tax credit carryforwards depends on generating sufficient taxable income in future periods. A valuation allowance of $483 million and $150 million was recorded at December 31, 2017 and 2016, respectively, to reduce the deferred tax assets associated with net operating loss and tax credit carryforwards, because the company does not believe it is more likely than not that these assets will be fully realized prior to expiration. The company will continue to evaluate the need for additional valuation allowances and, as circumstances change, the valuation allowance may change.  In the narrative following the “Income Tax Expense Related to Continuing Operations Reconciliation” table below, the company indicates which balances in the above table are provisional due to the enactment of the 2017 Tax Act.

Income Tax Expense Related to Continuing Operations Reconciliation

years ended December 31 (in millions)	2017	2016	2015
Income tax expense at U.S. statutory rate	$424	$1,734	$150
Retained shares tax free exchange gains	—	(1,587)	—
Tax incentives	(140)	(126)	(133)
State and local taxes	(6)	1	(13)
Foreign tax expense (benefit)	(80)	5	11
Valuation allowances	4	3	5
Contingent tax matters	(1)	(48)	9
Branded Prescription Drug Fee	—	1	1
Deferred tax charge on intangible intra-group transfers	14	13	14
R&D tax credit	(4)	(2)	(4)
Puerto Rico excise tax credit	(2)	(5)	(9)
Deferred Tax Revaluation due to 2017 Tax Act	(283)	—	—
Transition Tax due to 2017 Tax Act	529	—	—
U.S. Valuation Allowance due to 2017 Tax Act	339	—	—
Stock options windfall tax benefits	(56)	—	—
Foreign tax credits generated	(246)	—	—
Other factors	1	(1)	4
Income tax expense (benefit)	$493	$(12)	$35

In the above reconciliation, the Deferred Tax Revaluation, the Transition Tax and the U.S. Valuation Allowance, all of which result directly or indirectly from the enactment of the 2017 Tax Act, include, or are, provisional amounts. As additional US Treasury guidance is issued and more accurate earnings and tax estimates are available during 2018, the company expects to update its provisional tax amounts.

The 2017 Tax Act reduces the U.S. statutory tax rate from 35% to 21% for years after 2017. Accordingly, the company has remeasured its deferred tax assets and liabilities as of December 31, 2017 to reflect the reduced rate that will apply in future periods when these deferred taxes are settled or realized. The company recognized a deferred tax benefit of $283 million to reflect the reduced U.S. tax rate and other effects of the Tax Act. Although the tax rate reduction is known, the company has not collected all of the necessary data to complete its analysis of the effect of the 2017 Tax Act on the underlying deferred taxes and as such, the amounts recorded as of December 31, 2017 are provisional.

The 2017 Tax Act requires the company to pay U.S. income taxes on accumulated foreign subsidiary earnings not previously subject to U.S. income tax at a rate of 15.5% to the extent of foreign cash and certain other net current assets and 8% on the remaining earnings. The company recorded a provisional charge for its one-time transitional tax expense of $529 million, the majority of which was non-cash. This charge is inclusive of relevant non-U.S. withholding taxes and U.S. state income taxes on the portion of the earnings expected to be repatriated.  The company has recorded provisional amounts based on estimates of the effects of the 2017 Tax Act as the analysis requires significant data from its foreign subsidiaries that has not yet been finalized as of December 31, 2017.

The U.S. Valuation Allowance was recorded in respect of the company’s foreign tax credit deferred tax assets (DTAs).  The 2017 Tax Act moves the U.S. from a worldwide system of taxation to a territorial system; additionally, the 2017 Tax Act changed the rules that enabled taxpayers to generate foreign source income related to export sales that was eligible to utilize foreign tax credits.  Consequently, the company does not believe at this time that it is more likely than not to utilize its existing foreign tax credit DTAs within the applicable carryforward periods.  As such, the company recorded a provisional adjustment to its valuation allowance of $339 million.  As the Transition Tax amount changes, the U.S. Valuation Allowance amount is expected to change in a like amount.  Moreover, the company is studying the 2017 Tax Act and evaluating any elections or other opportunities that may be available, as well as updating its U.S. legal entity earnings projections, to determine if it will be able to monetize some, or all, of the foreign tax credit DTAs.  The company will also continue to monitor state income tax law developments in light of the 2017 Tax Act and some state income tax DTAs may require a partial or full valuation allowance.

The company previously did not recognize U.S. income tax expense related to earnings outside the United States that were deemed indefinitely reinvested. U.S. federal and state income taxes, net of applicable credits, on these foreign unremitted earnings from continuing operations of $9.3 billion as of December 31, 2016 would be approximately $2.6 billion.  As noted above, the enactment of the 2017 Tax Act created a territorial tax system that allows companies to repatriate certain foreign earnings without incurring additional U.S. federal tax by providing for a 100% dividend exemption. Under the dividend-exemption provision, 100% of the foreign source portion of dividends paid by certain foreign corporations to a U.S. corporate shareholder are exempt from U.S. federal taxation. As a result of the U.S. change to a territorial tax system and the incurrence of the one-time transition tax charge (discussed above), the company now plans to repatriate foreign earnings that were previously considered indefinitely reinvested.  Moreover, the company continues to evaluate if any portion of its outside basis difference not attributable to earnings will reverse in a taxable manner and whether it can identify and quantify those differences and the related U.S. deferred tax charges.

Unrecognized Tax Benefits

The company classifies interest and penalties associated with income taxes in the income tax expense line in the consolidated statements of income. Net interest and penalties recorded during 2017, 2016 and 2015 were $3 million, $6 million and $3 million, respectively. The liability recorded at December 31, 2017 and 2016 related to interest and penalties was $15 million and $11 million, respectively. The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is approximately $108 million.

The following table is a reconciliation of the company’s unrecognized tax benefits, including those related to discontinued operations for the years ended December 31, 2017, 2016 and 2015.

as of and for the years ended (in millions)	2017	2016	2015
Balance at beginning of the year	$82	$191	$206
Increase associated with tax positions taken during the current year	33	7	24
Increase (decrease) associated with tax positions taken during a prior year	2	(31)	(26)
Settlements	(6)	(75)	(3)
Decrease associated with lapses in statutes of limitations	(3)	(10)	(10)
Balance at end of the year	$108	$82	$191

Of the gross unrecognized tax benefits, $107 million and $74 million were recognized as liabilities in the consolidated balance sheets as of December 31, 2017 and 2016, respectively. Baxter has recorded net indemnification receivables from Baxalta in the amount of $48 million, $28 million and $93 million as of December 31, 2017, 2016 and 2015, respectively, related to the unrecognized tax benefits for which Baxter is the primary obligor but economically relate to Baxalta operations. Additionally, in the table above amounts related to 2015 included as a decrease a gross liability transferred to Baxalta in the amount of $10 million for which Baxalta is the primary obligor.

None of the positions included in the liability for uncertain tax positions related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

Tax Incentives

The company has received tax incentives in Puerto Rico, Switzerland, Dominican Republic, Costa Rica and certain other taxing jurisdictions outside the United States. The financial impact of the reductions as compared to the statutory tax rates is indicated in the income tax expense reconciliation table above.       The Puerto Rico grant provides that the company’s manufacturing operations are and will be partially exempt from local taxes until the year 2026.

Examinations of Tax Returns

As of December 31, 2017, Baxter had ongoing audits in the United States, Germany, Sweden, Belgium and other jurisdictions. Baxter expects to reduce its gross unrecognized tax benefits within the next 12 months by $20 million due principally to the resolution of non-U.S. matters incident to the separation of Baxalta. While the final outcome of these matters is inherently uncertain, the company believes it has made adequate tax provisions for all years subject to examination.

During 2016, Baxter paid approximately $303 million to partially settle a U.S. federal income tax audit for the period 2008-2013. Additionally, the company settled a German income tax audit for the period 2008-2011 and settled an Italian audit for the period 2010-2012. As a result of these settlements, the company reduced its gross unrecognized tax benefits by $75 million. Pursuant to the tax matters agreement with Baxalta, Baxalta paid the company approximately $37 million related to its tax indemnity obligations in respect of its portion of the settled gross unrecognized tax benefits. See Note 2 for additional details regarding the separation of Baxalta.

NOTE 16

LEGAL PROCEEDINGS

Baxter is involved in product liability, patent, commercial, and other legal matters that arise in the normal course of the company’s business. The company records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of December 31, 2017 and 2016, the company’s total recorded reserves with respect to legal matters were $41 million and $53 million, respectively, and the total related receivables were nil and $10 million, respectively.

Baxter has established reserves for certain of the matters discussed below. The company is not able to estimate the amount or range of any loss for certain contingencies for which there is no reserve or additional loss for matters already reserved. While the liability of the company in connection with the claims cannot be estimated and the resolution thereof in any reporting period could have a significant impact on the company’s results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on the company’s consolidated financial position. While the company believes that it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the company may incur material judgments or enter into material settlements of claims.

In addition to the matters described below, the company remains subject to the risk of future administrative and legal actions. With respect to governmental and regulatory matters, these actions may lead to product recalls, injunctions, and other restrictions on the company’s operations and monetary sanctions, including significant civil or criminal penalties. With respect to intellectual property, the company may be exposed to significant litigation concerning the scope of the company’s and others’ rights. Such litigation could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

Environmental

Baxter is involved as a potentially responsible party (PRP) for environmental clean-up costs at seven Superfund sites. Under the U.S. Superfund statute and many state laws, generators of hazardous waste sent to a disposal or recycling site are liable for site cleanup if contaminants from that property later leak into the environment. The laws generally provide that a PRP may be held jointly and severally liable for the costs of investigating and remediating the site. Separate from the Superfund cases noted above, Baxter is involved in an ongoing voluntary environmental remediation associated with historic operations at the company’s Irvine, California, United States, facility. As of December 31, 2017 and 2016, environmental reserves of approximately $21 million and $7 million, respectively, were established to address these specific estimated potential liabilities. In 2017, the company recorded a pre-tax charge of $15 million related to a former location and included that charge within (loss) income from discontinued operations, net of tax, on the consolidated statement of income.  Such reserves are undiscounted and do not include anticipated recoveries, if any, from insurance companies. After considering these reserves, management is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

General litigation

On July 31, 2015, DaVita Inc. (f/k/a DaVita Healthcare Partners Inc.) filed suit against Baxter Healthcare Corporation in the District Court of the State of Colorado regarding an ongoing commercial dispute relating to the provision of peritoneal dialysis products.  A bench trial concluded in third quarter 2016 and the parties were awaiting the court’s decision.  On February 16, 2018, the parties entered into a settlement agreement providing for a full and final release of all claims and damages that were or could have been asserted in the commercial dispute in connection with their entry into a new peritoneal dialysis products supply agreement.  The court granted an order to dismiss the litigation on February 21, 2018.

In November 2016, a purported antitrust class action complaint seeking monetary and injunctive relief was filed in the United States District Court for the Northern District of Illinois. The complaint alleges a conspiracy among manufacturers of IV solutions to restrict output and affect pricing in connection with a shortage of such solutions. Similar parallel actions subsequently were filed. In January 2017, a single consolidated complaint covering these matters was filed in the Northern District of Illinois. The company filed a motion to dismiss the consolidated complaint in February 2017.  The parties await ruling.

In April 2017, the company became aware of a criminal investigation by the U.S. Department of Justice, Antitrust Division and a federal grand jury in the United States District Court for the Eastern District of Pennsylvania.   The company and an employee received subpoenas seeking production of documents and testimony regarding the manufacturing, selling, pricing and shortages of IV solutions and containers (including saline solutions and certain other injectable medicines sold by the company) and communications with competitors regarding the same.  The company is cooperating with the investigation.  The New York Attorney General has also requested that Baxter provide information regarding business practices in the IV saline industry. The company is cooperating with the New York Attorney General.

Other

In the fourth quarter of 2012, the company received two investigative demands from the United States Attorney for the Western District of North Carolina for information regarding its quality and manufacturing practices and procedures at its North Cove facility. In January 2017, the parties resolved this matter by entering into a deferred prosecution agreement and a civil settlement whereby the company agreed to pay approximately $18 million and implement certain enhanced compliance measures.

In December 2016, the company received a civil investigative demand from the Commercial Litigation Branch of the United States Department of Justice primarily relating to contingent discount arrangements for, and other promotion of, the company’s TISSEEL and ARTISS products. The company is cooperating in this matter.

NOTE 17

SEGMENT INFORMATION

In 2017, Baxter announced a change in its commercial structure to improve performance, optimize costs, increase speed in the decision-making process and drive improved accountability across the company. As a result, the company now reports its financial performance based on its new segments: Americas (North and South America), EMEA (Europe, Middle East and Africa) and APAC (Asia-Pacific).  The company has recast its segment results as a result of the new change in accounting for pension and OPEB costs as disclosed in Note 1.

The company’s segments provide a broad portfolio of essential healthcare products across its portfolio, including acute and chronic dialysis therapies; sterile IV solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; and surgical hemostat and sealant products.

The company uses operating income on a segment basis to make resource allocation decisions and assess the ongoing performance of the company’s business segments. Intersegment sales are eliminated in consolidation.

Certain items are maintained at Corporate and are not allocated to a segment. They primarily include most of the company’s debt and cash and equivalents and related net interest expense, foreign exchange rate fluctuations (principally relating to intercompany receivables, payables and loans denominated in a foreign currency) and the majority of the foreign currency hedging activities, corporate headquarters costs, certain research and development costs, certain Global Business Unit (GBU) support costs, stock compensation expense, nonstrategic investments and related income and expense, certain employee benefit plan costs as well as certain gains, losses, and other charges (such as business optimization, integration and separation-related costs, and asset impairments).  The company’s chief operating decision maker does not receive any asset information by operating segment and, accordingly, the company does not report asset information by operating segment.

Financial information for the company’s segments is as follows:

for the years ended December 31 (in millions)	2017	2016	2015
Net sales
Americas	$5,720	$5,437	$5,222
EMEA	2,731	2,697	2,774
APAC	2,110	2,029	1,972
Total net sales	$10,561	$10,163	$9,968
Operating income
Americas	$2,234	$2,078	$1,830
EMEA	564	476	342
APAC	512	464	405
Total segment operating income	$3,310	$3,018	$2,577
Depreciation Expense
Americas	$224	$217	$210
EMEA	166	178	179
APAC	85	86	78
Corporate and other	132	151	130
Total depreciation expense	$607	$632	$597
Capital expenditures
Americas	$267	$332	$408
EMEA	161	140	212
APAC	96	103	149
Corporate and other	101	116	137
Total capital expenditures	$625	$691	$906

The following table is a reconciliation of segment operating income to income from continuing operations before income taxes per the consolidated statements of income.

for the years ended December 31 (in millions)	2017	2016	2015
Total segment operating income	$3,310	$3,018	$2,577
Corporate and other	(2,019)	(2,273)	(2,004)
Total operating income	1,291	745	573
Net interest expense	55	66	126
Other (income) expense, net	19	(4,275)	19
Income from continuing operations before income taxes	$1,217	$4,954	$428

Net Sales by GBU

The following table represents net sales by GBU.

years ended December 31	2017	2016	2015
Renal Care[1]	3,480	3,421	3,401
Acute Therapies[2]	456	429	385
Medication Delivery[3]	2,698	2,596	2,375
Pharmaceuticals⁴	1,883	1,722	1,801
Nutrition⁵	882	858	857
Advanced Surgery⁶	707	690	693
Other⁷	455	447	456
Total Baxter	$10,561	$10,163	$9,968

[1]	Renal Care includes sales of the company’s peritoneal dialysis (PD) and hemodialysis (HD) and additional dialysis therapies and services.
[2]	Acute Therapies includes sales of the company’s continuous renal replacement therapies (CRRT) and other organ support therapies focused in the ICU.
[3]	Medication Delivery includes sales of the company’s IV therapies, infusion pumps, administration sets and drug reconstitution devices.
[4]	Pharmaceuticals includes sales of the company’s premixed and oncology drug platforms, inhaled anesthesia and critical care products and pharmacy compounding services.
[5]	Nutrition includes sales of the company’s parenteral nutrition (PN) therapies.
⁶	Advanced Surgery includes sales of the company’s biological products and medical devices used in surgical procedures for hemostasis, tissue sealing and adhesion prevention.
⁷	Other includes sales primarily from the company’s pharmaceutical partnering business.

Geographic information

for the years ended December 31 (in millions)	2017	2016	2015
Net sales
United States	$4,510	$4,259	$4,001
Latin America and Canada	1,210	1,178	1,221
Total Americas	$5,720	$5,437	$5,222
Europe	2,731	2,697	2,774
Asia-Pacific	2,110	2,029	1,972
Total net sales	$10,561	$10,163	$9,968

as of December 31 (in millions)	2017	2016
PP&E, net
United States	$1,772	$1,751
Europe	1,268	1,166
Asia-Pacific	903	752
Latin America and Canada	645	620
Consolidated PP&E, net	$4,588	$4,289

NOTE 18

QUARTERLY FINANCIAL RESULTS AND MARKET FOR THE COMPANY’S STOCK (UNAUDITED)

years ended December 31 (in millions, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
2017
Net sales	$2,475	$2,605	$2,707	$2,774	$10,561
Gross margin[1]	1,044	1,132	1,130	1,164	4,470
Income (loss) from continuing operations[1]	273	264	248	(61)	724
Income (loss) from continuing operations per common share[1]
Basic	0.50	0.49	0.46	(0.11)	1.33
Diluted	0.50	0.48	0.45	(0.11)	1.30
(Loss) income from discontinued operations, net of tax	(1)	1	3	(10)	(7)
(Loss) income from discontinued operations per common share
Basic	0.00	0.00	0.00	(0.02)	(0.01)
Diluted	(0.01)	0.00	0.00	(0.02)	(0.01)
Net income (loss)[1]	272	265	251	(71)	717
Net income (loss) per common share[1]
Basic	0.50	0.49	0.46	(0.13)	1.32
Diluted	0.49	0.48	0.45	(0.13)	1.29
Cash dividends declared per common share	0.130	0.160	0.160	0.160	0.610
Market price per common share
High	52.30	61.38	64.61	66.05	66.05
Low	44.44	52.29	59.50	61.45	44.44
2016
Net sales	$2,375	$2,585	$2,558	$2,645	$10,163
Gross margin[2]	966	973	1,073	1,104	4,116
Income from continuing operations[2]	3,387	1,212	127	240	4,966
Income from continuing operations per common share[2]
Basic	6.17	2.21	0.23	0.44	9.10
Diluted	6.13	2.19	0.23	0.44	9.01
(Loss) income from discontinued operations, net of tax	(7)	—	3	3	(1)
(Loss) income from discontinued operations per common share
Basic	(0.01)	0.00	0.01	0.01	(0.01)
Diluted	(0.01)	0.00	0.01	0.00	0.00
Net income[2]	3,380	1,212	130	243	4,965
Net income per common share[2]
Basic	6.16	2.21	0.24	0.45	9.09
Diluted	6.12	2.19	0.24	0.44	9.01
Cash dividends declared per common share	0.115	0.130	0.130	0.130	0.505
Market price per common share
High	41.28	46.39	49.03	49.16	49.16
Low	34.76	41.31	45.09	43.63	34.76
[1]

The first quarter of 2017 included charges of $17 million related to business optimization, separation-related costs and historical rebate and discount adjustments. The second quarter of 2017 included charges of $57 million related to business optimization, separation-related costs, Venezuela deconsolidation costs, Claris acquisition and integration expenses and adjustments to historical product reserves. The third quarter of 2017 included charges of $82 million related to business optimization, separation-related costs, Hurricane Maria costs, Claris acquisition and integration expenses and SIGMA SPECTRUM infusion pump inspection and remediation activities. The fourth quarter of 2017 included charges of $388 million related to business optimization, separation-related costs, Claris acquisition and integration expenses, Hurricane Maria costs, litigation and contractual disputes for business arrangements in which the company is no longer engaged or a party thereto and the impact of tax reform in the United States.

[2]

The first quarter of 2016 included benefits of $3.1 billion related to business optimization, separation-related costs, Retained Shares transactions, a loss on debt extinguishment, and product-related items. The second quarter of 2016 included benefits of $1.0 billion related to business optimization, separation-related costs, Retained Shares transactions, and asset impairment. The third quarter of 2016 included charges of $155 million related to business optimization, separation-related costs, a loss on debt extinguishment, and a tax matter. The fourth quarter of 2016 included charges of $47 million related to business optimization, Gambro integration costs, product-related items, separation-related costs, and reserve items and adjustments.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Baxter International Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Baxter International Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedule (not presented herein) listed in the index appearing under Item 15(2) of the Company’s 2017 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”).  We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain pension and postretirement net periodic benefit costs in 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Assessment of Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2017 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Assessment of Internal Control Over Financial Reporting, management has excluded Claris Injectables Limited (Claris) from its assessment of internal control over financial reporting as of December 31, 2017 because it was acquired by the Company in a purchase business combination during 2017. We have also excluded Claris from our audit of internal control over financial reporting. Claris is a wholly-owned subsidiary whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent 2% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2017.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 23, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for certain pension and postretirement net periodic benefit costs discussed in Note 1, as to which the date is August 23, 2018

We have served as the Company’s auditor since 1985.